UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Capital Senior Living Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPITAL SENIOR LIVING CORPORATION

14160 DALLAS PARKWAY, SUITE 300

DALLAS, TEXAS 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 9, 2020

To the Stockholders of Capital Senior Living Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Capital Senior Living Corporation, a Delaware corporation (the “Company”), will be held at the Company’s corporate office, Third Floor Conference Room, at 14160 Dallas Parkway, Suite 300, Dallas Texas 75254, on the 9th day of December, 2020 at 9:00 a.m. Central Time, for the following purposes:

1. To elect three directors of the Company to hold office until the Annual Meeting to be held in 2023 or until their respective successors are duly qualified and elected;

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2020;

3. To cast an advisory vote on executive compensation;

4. To approve amendments to the Company’s Certificate of Incorporation to declassify the Company’s Board of Directors;

5. To approve amendments to the Company’s Certificate of Incorporation to effect, at the discretion of the Company’s Board of Directors, (i) a reverse stock split of our common stock at one of the following ratios: 1-for-10, 1-for-15 or 1-for-20, with the ultimate ratio to be determined by the Company’s Board of Directors in its sole discretion; and (ii) a reduction of the number of authorized shares of our common stock in a corresponding proportion, subject to rounding up to the next whole number of shares; and

6. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

These proposals are described in more detail in the Company’s Proxy Statement. The Board of Directors has fixed the close of business on October 27, 2020 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date and mail the enclosed proxy card promptly so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Please note that, although we currently intend to hold the Annual Meeting in person, we are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the recent outbreak of the novel coronavirus (COVID-19). As a result, in the event we determine that it is advisable to hold the Annual Meeting partly or solely by means of virtual communications, we will publicly announce such alternative arrangements as promptly as practicable before the Annual Meeting. We will announce any decision to modify the structure of the Annual Meeting, along with details on how to participate, by press release (which will be available on our website at www.capitalsenior.com/investor-relations) and a filing with the SEC. If you are planning to attend the Annual Meeting, please be sure to check our website and SEC filings for any updates prior to the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors, the advisory vote on executive compensation or the approval of the amendments to the Company’s Certificate of Incorporation to declassify the Company’s Board of Directors. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on December 9, 2020: The Company’s Proxy Statement and the 2019 Annual Report to Stockholders are also available at www.proxydocs.com/csu.

By Order of the Board of Directors

Michael W. Reid Chairman of the Board	Kimberly S. Lody President and Chief Executive Officer

November 3, 2020

Dallas, Texas

CAPITAL SENIOR LIVING CORPORATION

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 9, 2020

Solicitation and Revocability of Proxies

The Board of Directors (the “Board of Directors” or the “Board”) of Capital Senior Living Corporation (the “Company,” “Capital Senior,” “we,” “our” or “us”) is soliciting your proxy for voting on the proposals to be presented at our annual meeting of our stockholders to be held on December 9, 2020 (the “Annual Meeting”). The Annual Meeting will be held at the Company’s corporate office, Third Floor Conference Room, at 14160 Dallas Parkway, Suite 300, Dallas Texas 75254, on the 9th day of December, 2020 at 9:00 a.m. Central Time for the purposes set forth in the accompanying notice and described in this Proxy Statement. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon, unless the proxy is subsequently revoked.

Please note that, although we currently intend to hold the Annual Meeting in person, we are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the recent outbreak of the novel coronavirus (COVID-19). As a result, in the event we determine that it is advisable to hold the Annual Meeting partly or solely by means of virtual communications, we will publicly announce such alternative arrangements as promptly as practicable before the Annual Meeting. We will announce any decision to modify the structure of the Annual Meeting, along with details on how to participate, by press release (which will be available on our website at www.capitalsenior.com/investor-relations) and a filing with the Securities and Exchange Commission (“SEC”). If you are planning to attend the Annual Meeting, please be sure to check our website and SEC filings for any updates prior to the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by attending the Annual Meeting and voting in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to David R. Brickman, Senior Vice President, General Counsel and Secretary, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254. However, no such revocation will be effective unless such notice of revocation has been received by us at or prior to the Annual Meeting.

Our principal executive offices are located at, and our mailing address is, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

Our management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the accompanying notice and described in this Proxy Statement and has no knowledge that others will do so. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This Proxy Statement and accompanying form of proxy are being mailed on or about November 3, 2020. Our Annual Report to our stockholders covering our fiscal year ended December 31, 2019, which was mailed to our stockholders on or about November 3, 2020, does not form any part of the materials for solicitation of proxies.

In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies by telephone, telecopy, email or through personal contact. Such officers, directors and employees will not be additionally compensated by us but will be reimbursed for any out-of-pocket expenses. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $8,500. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.

The cost of preparing, printing, assembling and mailing our annual report, the accompanying notice, this Proxy Statement and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, will be exclusively borne by us.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single copy of this Proxy Statement and the our Annual Report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to any stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of this Proxy Statement and our Annual Report, now or in the future, should submit this request to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of this Proxy Statement and our Annual Report and who would like to receive a single copy of such proxy materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for the 2021 annual meeting of our stockholders must be received by us at our principal executive offices on or before March 8, 2021 for inclusion in the proxy statement relating to that meeting.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board, to be proposed at an annual meeting of our stockholders. Notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be delivered to, or mailed and received at, our principal executive offices not less than 60 but not more than 90 days before the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the notice must be delivered or received no later than the close of business on the tenth day following the earlier of (1) the day on which such notice of the date of meeting was mailed or (2) the day on which such public disclosure was made. The notice of a stockholder proposal or a director nomination must also contain specified information and conform to certain requirements set forth in our Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Certificate of Incorporation.

Quorum and Voting

The record date for the determination of our stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on October 27, 2020. At such time, there were [ ] shares of our common stock issued and outstanding.

Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting, and neither our Certificate of Incorporation nor our Second Amended and Restated Bylaws (the “Bylaws”) allows for cumulative voting rights. Each proposal is tabulated separately. The holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, a majority of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting, from time to time, without notice or other announcement at the Annual Meeting until a quorum is present or represented.

Pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to (i) ratify the appointment of the independent auditors; and (ii) approve, on an advisory basis, the Company’s executive compensation. Abstentions and “broker non-votes” (as described below), if any, will not be counted as votes cast “FOR” such proposals, but may be treated as votes “AGAINST” such proposals. With respect to an uncontested election of directors, assuming the presence of a quorum, each director nominee will be elected to the Board if the number of shares voted “FOR” the election of such director nominee exceeds the number of shares voted “WITHHOLD” for such director nominee (with abstentions and broker non-votes not counted as votes cast either “FOR” or “WITHHOLD” for such director nominee’s election).

Pursuant to our Certificate of Incorporation, (i) the approval of the amendments to our Certificate of Incorporation to declassify the Board of Directors requires the affirmative vote of not less than two-thirds of the voting power of all issued and outstanding shares of our common stock entitled to vote, and (ii) the approval of the amendments to our Certificate of Incorporation to effect the reverse split of the issued and outstanding shares of our common stock and the corresponding amendments to our Certificate of Incorporation to proportionately reduce our authorized shares of common stock requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote. Abstentions and “broker non-votes” (as described below), if any, will not be counted as votes cast “FOR” such proposal, but may be treated as votes “AGAINST” such proposal.

The Board of Directors unanimously recommends that you vote (1) “FOR” the election of each director nominee named in this Proxy Statement, (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2020, (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation, (4) “FOR” the approval of the amendments to our Certificate of Incorporation to declassify the Board of Directors (the “Declassification Proposal”) and (5) “FOR” the approval of the amendments to our Certificate of Incorporation to effect, at the discretion of the Board, (i) a reverse stock split of our common stock at one of the following ratios: 1-for-10, 1-for-15 or 1-for-20, with the ultimate ratio to be determined by the Board in its sole discretion; and (ii) a reduction of the number of authorized shares of our common stock in a corresponding proportion, subject to rounding up to the next whole number of shares (the “Reverse Stock Split Proposal”). The Board of Directors also recommends that you vote “FOR” the ability of the proxy holders to vote the proxy in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares registered directly in your name and you sign and return a proxy card without giving specific voting instructions, the persons named as proxy holders will vote your proxy (1) in favor of the election of each director nominee named in this Proxy Statement, (2) in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2020, (3) in favor of the approval, on an advisory basis, of the Company’s executive compensation, (4) in favor of the approval of the Declassification Proposal, (5) in favor of the approval of the Reverse Stock Split Proposal, and (6) as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares in “street name” and do not submit specific voting instructions to your broker, bank or other nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered to be routine under the rules of the New York Stock Exchange (“NYSE”), and in the absence of voting instructions, your broker, bank or other nominee may vote the shares it holds in street name on such items. On non-discretionary items for which you do not submit specific voting instructions to your broker, bank, or other nominee, the shares will be treated as “broker non-votes.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2020 (Proposal 2) and the Reverse Stock Split Proposal (Proposal 5) are considered to be routine, and therefore, may be voted upon by your broker, bank or other nominee if you do not provide instructions to such broker, bank or other nominee. However, pursuant to the NYSE’s rules, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3) and the Declassification Proposal (Proposal 4), as such proposals are considered to be “non-routine” items. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Requests for Written Copies of Annual Report

We will provide, without charge, a copy of our Annual Report upon the written request of any registered or beneficial owner of our common stock entitled to vote at the Annual Meeting. Requests should be made by mailing David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. The SEC also maintains a website at www.sec.gov which contains reports, proxy statements and other information regarding registrants, including us.

Forward-Looking Statements

Certain information contained in this Proxy Statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Examples of forward-looking statements, include, without limitation, those relating to the Company’s future business prospects and strategies, financial results, working capital, liquidity, capital needs and expenditures, interest costs, insurance availability and contingent liabilities. Forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, but not limited to, continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread, new information that may emerge concerning the severity of COVID-19, the actions taken to prevent or contain the spread of COVID-19 or treat its impact, the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 on Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt and lease obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt and lease agreements, including certain financial covenants and the terms and conditions of its recent forbearance agreements, and the risk of cross-default in the event such non-compliance occurs; the possibilities that our stockholders do not approve the Reverse Stock Split Proposal, we fail to regain compliance with the NYSE’s listing requirements and the NYSE delists our common stock; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risk of oversupply and increased competition in the markets in which the Company operates; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the SEC.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2020 by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors and director nominees; (iii) each of our “named executive officers” set forth in the Summary Compensation Table below; and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number	Percent of Class
5% or More Stockholder
Seymour Pluchenik(3)	4,615,921	14.47%
Arbiter Partners Capital Management LLC(4)	4,337,325	13.59%
Cove Street Capital, LLC(5)	2,355,179	7.38%
Steven D. Lebowitz(6)	1,914,619	6.00%
Named Executive Officers and Directors
Kimberly S. Lody(7)	320,402	1.00%
Carey P. Hendrickson(8)	322,164	1.01%
David R. Brickman(9)	283,937	*
Philip A. Brooks(10)	87,080	*
Jill M. Krueger	85,672	*
Steven T. Plochocki	69,947	*
Michael W. Reid	68,272	*
E. Rodney Hornbake	67,172	*
Ross B. Levin	46,928	*
Ed A. Grier	44,212	*
All directors and executive officers as a group (17 persons)(11)	1,716,545	5.38%

*	Less than one percent.

(1)

Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days (rounded to the nearest tenth of a percent).

(2)	The percentages indicated are based on 31,904,966 shares of our common stock issued and outstanding on September 30, 2020.

(3)

The address of the reporting persons reported on this line is c/o GF Investments, 810 Seventh Avenue, 28th Floor, New York, NY 10019. Shares reported on this line represent shares that may be deemed to be beneficially owned by Seymour Pluchenik, Sam Levinson, Simon Glick, Silk Partners, LP (“Silk”); Siget, LLC (“Siget”); Siget NY Partners, L.P. (“Siget NY”); 1271 Associates, LLC (“1271 Associates”); and PF Investors, LLC (“PF Investors”). Mr. Levinson is the chief investment officer of Siget NY. Siget NY is the investment manager of and makes investment decisions for Silk. 1271 Associates is the General Partner of Siget NY. Messrs. Glick and Pluchenik are the managing members of 1271 Associates. Siget is the General Partner of Silk. Messrs. Glick and Pluchenik are the managing members of Siget. By virtue of these relationships, each of Siget NY, 1271 Associates, Siget and Messrs. Levinson, Glick and Pluchenik may be deemed to beneficially own the shares owned directly by Silk. Mr. Pluchenik is the manager of PF Investors, and by virtue of this relationship, Mr. Pluchenik may be deemed to beneficially own the shares of Common Stock owned directly by PF Investors. Based solely on a Schedule 13D/A filed on July 1, 2019, (i)

Seymour Pluchenik has the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 4,615,921 shares, (ii) Sam Levinson, Simon Glick, Siget, Siget NY and 1271 Associates have the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 4,362,145 shares, (iii) Silk has the sole voting and dispositive power with respect to 4,362,145 shares and shared voting and dispositive power with respect to none of the shares and (iv) PF Investors has the sole voting and dispositive power with respect to 253,776 shares and shared voting and dispositive power with respect to none of the shares.

(4)

The address of Arbiter Partners Capital Management LLC (“Arbiter Partners”) is 530 Fifth Avenue, 20th Floor, New York, NY 10036. Shares reported on this line represent shares that may be deemed to be beneficially owned by Arbiter Partners and Paul J. Isaac, as a controlling person of Arbiter Partners. The following information in this footnote is based solely on a Schedule 13D/A filed on March 10, 2017. Arbiter Partners and Paul J. Isaac share voting power and share dispositive power with respect to all of the reported shares. Information relating to Arbiter Partners and Mr. Isaac is based on a Schedule 13D filed with the SEC on March 10, 2017 and Form 4 filed with the SEC on August 29, 2017. Arbiter Partners is a registered investment adviser that manages and/or administers Arbiter Partners QP LP, an affiliated investment fund (“APQ”), and various accounts, including Isaac Brothers, LLC, Nana Associates LLC and 9 Interlaken Partners LLC (collectively, the “Family Accounts”). Mr. Isaac controls Arbiter Partners. By reason of its position as investment adviser to APQ and as manager and/or administrator of the Family Accounts, Arbiter Partners may be deemed to possess the power to vote and dispose of the shares held by APQ and the Family Accounts. By reason of his responsibility for the supervision and conduct of all investment activities of Arbiter Partners, Mr. Isaac may be deemed to possess the power to vote and dispose of the shares beneficially owned by Arbiter Partners. Mr. Isaac disclaims beneficial ownership of these securities for all purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of his pecuniary interest therein.

(5)

The address of Cove Street Capital, LLC (“Cove Street”) is 2101 East El Segundo Boulevard, Suite 302, El Segundo, California 90245. Shares reported on this line represent shares that may be deemed to be beneficially owned by Cove Street and Jeffrey Bronchick, as a member of Cove Street. Based solely on a Schedule 13D/A filed on August 13, 2020, (i) Cove Street has sole voting and dispositive power with respect to none of the reported shares, has shared voting power with respect to 1,560,179 shares and shared dispositive power with respect to 2,325,179 shares and (ii) Mr. Bronchick has sole voting and dispositive power with respect to 30,000 shares, shared voting power with respect to 1,560,179 shares and shared dispositive power with respect to 2,325,179 shares. The shared dispositive power includes 765,000 shares held by a separately managed account, over which Cove Street does not have any voting power.

(6)

The address of the reporting persons reported on this line is 1333 Second Street, Suite 650, Santa Monica, CA 90401. Shares reported on this line represent shares that may be deemed to be beneficially owned by Steven D. Lebowitz, Deborah P. Lebowitz, David Lebowitz, Amanda Lebowitz, Lauren Lebowitz Salem, Robert Lebowitz, Kathryn Lebowitz Silverberg, Andrew Lebowitz, Ashley Lebowitz, The Lebowitz Family Stock, LLC (“LFS LLC”) Lebowitz RCT, L.P. (“RCT LP”), Lebowitz RCT, Inc. (“RCT Inc.”) and Leonard S. Pearlstein. Based solely on a Schedule 13G/A filed on February 3, 2020, (i) Steven D. Lebowitz has sole voting and dispositive power with respect to 267,500 shares, shared voting power with respect to 1,484,619 shares and shared dispositive power with respect to 1,647,119 shares, (ii) Deborah P. Lebowitz has sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 1,484,619 shares, (iii) David Lebowitz and Amanda Lebowitz have sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 10,000 shares, (iv) Lauren Lebowitz has sole voting power with respect to 38,000 shares, sole dispositive power with respect to none of the shares, shared voting power with respect to none of the shares, and shared dispositive power with respect to 38,000 shares, (v) Robert Lebowitz has sole voting power with respect to 3,000 shares, sole dispositive power with respect to none of the shares, shared voting power with respect to none of the shares, and shared dispositive power with respect to 3,000 shares, (vi) Kathryn Lebowitz Silverberg has sole voting power with respect to 25,500 shares, sole dispositive power with respect to none of the shares, shared voting power with respect to none of the shares, and shared dispositive power with respect to 25,500 shares, (vii) Andrew Lebowitz and Ashley Lebowitz have sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 72,500 shares, (viii) LFS LLC has sole voting and dispositive power with respect to 140,000 shares and shared voting and dispositive power with respect to none of the shares, (ix) RCT LP and RCT Inc. have sole voting and dispositive power with respect to 127,500 shares and shared voting and dispositive power with respect to none of the shares, and (x) Leonard S. Pearlstein has sole voting power with respect to 14,000 shares, sole dispositive power with respect to none of the shares, shared voting power with respect to none of the shares, and shared dispositive power with respect to 14,000 shares.

(7)

Consists of 75,249 shares held by Ms. Lody directly, 196,565 unvested shares of restricted stock (147,239 of which are subject to the Company’s achievement of certain performance targets), and 48,588 shares of common stock underlying the vested portion of an option to purchase shares of common stock at $7.46 per share. Does not include 98,651 shares underlying the unvested portion of such stock option and additional shares that are issuable upon the achievement of certain maximum performance targets.

(8)

Consists of 173,522 shares held by Mr. Hendrickson directly and 148,642 unvested shares of restricted stock (110,061 of which are subject to the Company’s achievement of certain performance targets). As previously announced by the Company, Mr. Hendrickson is resigning as the Company’s Executive Vice President and Chief Financial Officer, effective November 6, 2020, to pursue other career opportunities.

(9)	Consists of 186,174 shares held by Mr. Brickman directly and 97,763 unvested shares of restricted stock (73,611 of which are subject to the Company’s achievement of certain performance targets).

(10)	Consists of 80,810 shares held by Mr. Brooks directly and 6,270 shares held by the Philip A. Brooks Revocable Trust.

(11)

Includes 1,078,382 shares held directly or indirectly by the executive officers and directors of the Company, 589,575 unvested shares of restricted stock (413,171 of which are subject to the Company’s achievement of certain performance targets) and 48,588 shares of common stock underlying the vested portion of an option to purchase shares of common stock at $7.46 per share. Does not include 98,651 shares underlying the unvested portion of such stock option and additional shares that are issuable upon the achievement of certain maximum performance targets. The total number of shares set forth in this row includes 27,905 shares (5,047 of which are unvested shares of restricted stock) held by an executive officer who resigned from the Company subsequent to September 30, 2020.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees and Continuing Directors

Unless otherwise directed in the proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2023 and until his or her successor is duly qualified and elected or until his or her earlier resignation or removal. Ms. Lody, Mr. Hornbake and Mr. Levin are presently members of the Board of Directors.

Our Certificate of Incorporation currently provides that our Board of Directors will be divided into three classes and the number of directors in each class will be the number contained in the quotient arrived at by dividing the authorized number of directors by three; provided, that if such quotient results in a fractional one-third, then the extra director will be a member of Class III, and if such quotient results in a fractional two-thirds, then one of the extra directors will be a member of Class III and the other extra director will be a member of Class II. The Board had previously fixed the authorized number of directors at ten and, following the prior resignation of a Class I director, we had nine directors and one vacant Board seat. The Board is divided into three classes: Class I (terms expire at 2022 annual meeting) consisted of three directors, Class II (terms expire at this Annual Meeting) consisted of two directors and one vacancy and Class III (terms expire at 2021 annual meeting) consisted of four directors.

The Board determined to rebalance the number of directors in each Board class in order to equalize the class sizes. Accordingly, Mr. Levin agreed to be redesignated from a Class III director to a Class II director and was redesignated by the Board from a Class III director to a Class II director to stand for election at this Annual Meeting. The Board also resolved to reduce the number of directors from ten to nine. Subsequent to these changes, Mr. Paul J. Isaac, then a Class III director, resigned from the Board effective May 12, 2020, in order to focus his time and attention on other commitments. Mr. Isaac’s resignation did not result from any disagreements with management or the Board. As a result of such changes, the Board currently consists of nine authorized directors with three directors in each of Classes I and II, and two directors and one vacancy in Class III.

As discussed below under “Approval of Amendments to Certificate of Incorporation to Declassify Board of Directors (Proposal 4),” if our stockholders approve the proposed amendments to our Certificate of Incorporation to declassify the Board, then the Board will be declassified over the next three years.

Name	Age	Position(s)	Class	Director’s Term Expires
Nominees:
Kimberly S. Lody	54	Chief Executive Officer, President and Director	II	2020
E. Rodney Hornbake	69	Director	II	2020
Ross B. Levin	36	Director	II	2020
Continuing Directors:
Jill M. Krueger	60	Director	III	2021
Michael W. Reid	66	Director	III	2021
Philip A. Brooks	61	Director	I	2022
Ed A. Grier	65	Director	I	2022
Steven T. Plochocki	68	Director	I	2022

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for Three-Year Terms Expiring at the 2023 Annual Meeting:

Kimberly S. Lody has been a director since 2014. Prior to her employment on January 7, 2019 as Chief Executive Officer and President of the Company, Ms. Lody served as North America President and Senior Vice President of GN Hearing, a global manufacturer of hearing instruments and hearing protection devices, beginning in 2011. Ms. Lody led the strategic direction and daily execution of GN Hearing in North America while providing a portfolio of products and services to hearing healthcare professionals and their patients. Under Ms. Lody’s leadership, the North American business of GN Hearing experienced substantial growth in both revenue and profitability. Ms. Lody has over 26 years of senior management experience in a variety of clinical and commercial health care settings, including health insurance, durable medical equipment, home healthcare, infusion therapy, respiratory therapy, specialty pharmaceuticals, and medical devices. Ms. Lody’s primary focus and expertise has been in developing and executing strategic growth initiatives, including business development, revenue cycle enhancement, sales performance management, M&A activities, and branding and communications. Ms. Lody received a Master of Business Administration degree from Wake Forest University and a Bachelor of Arts degree in business administration from Hiram College. She is Vice-Chairman of the board of the Hearing Industries Association, and serves as an advisor to Salus University’s Osborne College of Audiology.

E. Rodney Hornbake, M.D. has been a director since 2011. Dr. Hornbake is currently serving as a part-time physician at a safety net clinic and as a consultant to various hospitals, medical groups and law firms across the country. Dr. Hornbake has served as the Medical Director of the Wheeler Clinic, a multisite provider of medical and other services in Connecticut. Dr. Hornbake formerly served as the Managing Partner of Essex Internal Medicine, a private practice of internal medicine and geriatrics, that he formed in 2002. Dr. Hornbake served as Senior Vice President and Chief Medical Officer of Gentiva from March 2000 to April 2002. Gentiva was spun-off from Olsten Corporation, a staffing services company, that Dr. Hornbake joined as part of its management team in 1999. Dr. Hornbake also served as Medical Director of Care Centrix, a home care benefits management company, from November 1999 until 2002, and he continued to serve in a consulting role to Care Centrix from 2002 to 2010. Dr. Hornbake previously served as Vice President and Medical Director of the North Shore-LIJ Health System in New York from 1996 to 1999, as Chief Medical Officer for Aetna Professional Management Corporation from 1994 to 1996, and as Chief of Medicine for the Park Medical Group/Park Ridge Health System in New York from 1993 to 1994. Dr. Hornbake served as Clinical Assistant Professor of Medicine at the University of Connecticut from August 2002 to 2010 and as an Associate Professor (Adjunct) of Hofstra University from 1998 to 2004. Dr. Hornbake served on the board of Equity Health Partners, a privately-held start-up technology company, from 2008 until 2012, and he served on the Commission on Office Laboratory Accreditation for ten years, including two years as its Chairman.

Ross B. Levin has been a director since March 2017. Mr. Levin, CFA, is the Director of Research for Arbiter Partners Capital Management LLC and a principal in the firm. Mr. Levin serves on the board of directors of Stereotaxis Inc. Mr. Levin is a former board member of Mood Media Corporation, American Community Properties Trust and Presidential Life Corporation. Mr. Levin is also chairman of the board of directors of Constructive Partnerships Unlimited, a nonprofit organization providing services and programs for people with developmental disabilities, and former vice chairman of the board of the Cerebral Palsy Associations of New York State. Mr. Levin is a member of the New York Society of Securities Analysts and a CFA charter holder. Mr. Levin holds a Bachelor of Science degree in Management with a concentration in Finance from the A.B. Freeman School of Business at Tulane University and has completed the Investment Decisions and Behavioral Finance program at the John F. Kennedy School of Government at Harvard University.

Directors Continuing in Office Until the 2021 Annual Meeting:

Jill M. Krueger has been a director since 2004. She is the founding President and Chief Executive Officer of Symbria, Inc., and its affiliates, a leading national developer and provider of innovative, outcome-driven programs established in 1995 that enhance the lives of the geriatric population. Under Ms. Krueger’s leadership, Symbria has grown from $300,000 in revenue to more than $130 million with a workforce of nearly

2,000 employees. In 2015, she led Symbria’s transition to an Employee Stock Ownership Plan (ESOP) company. She also serves on the Board of Directors, Audit Committee and Compensation Committee of iMedia Brands, Inc., and is a member of the Board of Directors of the American Board of Post-Acute and Long-Term Care Medicine. Before she joined Symbria, Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-Term Care and Retirement Housing Practice. She served as a public commissioner for the Continuing Care Accreditation Commission and as a member of its financial advisory board. Ms. Krueger is a Certified Public Accountant and a Certified Management Accountant.

Michael W. Reid has been a director since October 2009 and has served as Chairman of the Board since 2016. Mr. Reid serves as managing partner at HSP Real Estate Group, a real estate investment and management company that manages and leases 4 million square feet in Midtown Manhattan. Mr. Reid was formally a member of the Board of Directors and the Chairman of the Audit Committee of Inland Residential Properties Trust, Inc., a real estate investment trust formed in December 2013 to acquire multifamily properties located in metropolitan areas throughout the United States, until 2019. Mr. Reid has nearly 36 years of investment banking and real estate experience, including heading Lehman Brothers REIT equity practice for nine years (from 1992 to 2001) as Managing Director in the Global Real Estate Department. In that capacity, he was responsible for developing and implementing the business strategy for its REIT equity underwriting business. Mr. Reid also served as Chief Operating Officer at SL Green Realty Corp. from 2001-2004, where some of his responsibilities included strategic planning, finance and reporting, capital markets, operations and budgeting for a $4 billion publicly-traded REIT. From 2004-2006, he served as President of Ophir Energy Corp., a company that invested in oil and gas production in Oklahoma. From 2006-2008, he served as Chief Operating Officer of Twining Properties, a real estate company specializing in high rise development in Cambridge, Massachusetts. Mr. Reid holds a Bachelor of Arts and Master of Divinity, both from Yale University.

Directors Continuing in Office Until the 2022 Annual Meeting:

Philip A. Brooks has been a director since 2010. Mr. Brooks has more than 31 years of experience as a financier and investor, credit manager, and product/policy analyst. With extended focus on seniors housing and healthcare, he has provided $5 billion of operating and property capital for this sector. He is a principal investor and managing partner in Select Living, LLC, which acquires properties to develop to special market dynamics. He is a portfolio advisor to NRV, a venture capital firm funding early stage growth companies in Virginia. Previously, Mr. Brooks served as a Senior Vice President, Loan Production for Walker & Dunlop, LLC, a NYSE-listed provider of financial services for owners and developers of commercial real estate throughout the United States. Prior to Walker & Dunlop, LLC, from February 2011, Mr. Brooks served as Senior Vice President, Loan Production for CWCapital, LLC, a mortgage finance company, which was acquired by Walker & Dunlop, LLC in September 2012. From 1996 to October 2010, Mr. Brooks served in various senior executive positions with Berkadia Commercial Mortgage, LLC, a national mortgage bank, which was previously known as Capmark Finance Inc. and GMAC Commercial Mortgage. He was a founding member of the American Seniors Housing Association, a leading trade association promoting seniors housing, and was on the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry, a leading trade association promoting the industry to the capital markets. Mr. Brooks also serves a director of the Virginia Council on Economic Education and the Virginia Community Development Corporation.

Ed A. Grier has been a director since 2016. Mr. Grier has been the Dean of the Virginia Commonwealth University (“VCU”) School of Business since March 2010. Prior to joining VCU, Mr. Grier spent approximately 29 years with the Walt Disney Company (“Disney”) beginning in 1981. He served as the President of the Disneyland Resort from 2006 until 2010 and held various senior financial and operational roles during his career with Disney. Mr. Grier serves as a director of NVR, Inc., a NYSE-listed residential homebuilding company which operates in two business segments: homebuilding and mortgage banking (“NVR”), and as a member of the audit committee of NVR’s board of directors. Mr. Grier served as a director of the Middleburg Trust Company, a provider of wealth management services and a division of Access National Corp. (NADAQ: ANCX), until the consummation of its merger with and into Union Bankshares Corporation in February 2019. He is also a director of Witt/Kieffer, an executive search firm. In addition, Mr. Grier serves on the boards of the Greater Richmond Chamber of Commerce, The Colonial Williamsburg Foundation and ChildFund International and serves as a trustee for Brandman University. Mr. Grier is also a Certified Public Accountant.

Steven T. Plochocki has been a director since 2019. Mr. Plochocki previously served as Director and Chief Executive Officer of Quality Systems, Inc. (now NextGen Healthcare, Inc., NASDAQ: NXGN) from August 16, 2008, and also as its President from January 25, 2012, until his retirement in June 2015. From February 2007 to May 2008, he served as Chairman and Chief Executive Officer of Omniflight Helicopters, Inc., a Dallas-based air medical services company. From October 2006 to February 2007, Mr. Plochocki was a private healthcare investor. He previously served as Chief Executive Officer and Director of Trinity Hospice, a national hospice provider, from October 2004 through October 2006. Prior to joining Trinity Hospice, Mr. Plochocki was Chief Executive Officer of InSight Health Services Corp., a national provider of diagnostic imaging services, from November 1999 to August 2004. Prior to joining InSight Health Services Corp., he was Chief Executive Officer of Centratex Support Services, Inc., a support services company for the healthcare industry, and Mr. Plochocki had previously held other senior level positions with healthcare industry firms. Mr. Plochocki holds a B.A. in Journalism and Public Relations from Wayne State University and a Master’s degree in Business Management from Central Michigan University.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) focused primarily on the information discussed in each of the Directors’ individual biographies set forth above. In particular, with regard to Ms. Lody, in addition to her many years of experience with the Company, including most recently as its President and Chief Executive Officer, the Board considered Ms. Lody’s executive level experiences in marketing services and products to seniors as well as successfully managing, growing and branding companies within the healthcare industry. With respect to Dr. Hornbake, the Board considered his position as a practicing physician specializing in geriatrics, his strong understanding of emerging needs of the aging population, his service as Chief Medical Officer for a large health services organization, and his involvement in public policy as it affects seniors. With regard to Mr. Levin, the Board considered his background as an accomplished investor who would complement the extensive expertise and talent of the existing Board members and who could bring an important perspective of a large stockholder. With respect to Ms. Krueger, the Board considered her significant experience, expertise and background with regard to accounting matters, which includes specialization in health care, and rehabilitative and wellness services for elderly persons. With regard to Mr. Reid, the Board considered his nearly 36 years of experience in investment banking and real estate, including heading Lehman Brothers REIT equity practice for nine years as Managing Director in the Global Real Estate Department, and his senior level public company experiences, which experiences will help the Company identify and capitalize on opportunities to build its business as well as bring fresh insights that will benefit both the Board and the Company. With respect to Mr. Brooks, the Board considered his extensive experience in the senior living industry and strong background in senior housing financing. With regard to Mr. Grier, the Board considered his operational expertise from operating a multi-billion dollar business for Disney, his brand marketing and customer-experience expertise obtained while managing one of the world’s most recognized brands and his financial expertise. With respect to Mr. Plochocki, the Board considered his significant management experience in the healthcare industry.

The Board does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board.

There are no family relationships among any of our directors, director nominees or executive officers.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.

BOARD OF DIRECTORS AND COMMITTEES

General

Our Board of Directors currently consists of eight directors and is expected to consist of eight directors following the Annual Meeting. The Board has determined that Dr. E. Rodney Hornbake, Ross B. Levin, Jill M. Krueger, Michael W. Reid, Philip A. Brooks, Ed A. Grier and Steven T. Plochocki, each an existing director, are “independent” within the meaning of the corporate governance rules of the NYSE and no such individual has any relationship with us, except as a director, stockholder and/or director nominee, as applicable. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “—Director Independence Policy,” which establishes guidelines for the Board to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.capitalsenior.com in the Investor Relations section and is available in print to any stockholder who requests it. The Board has determined that Messrs. Hornbake, Levin, Reid, Brooks, Grier and Plochocki and Ms. Krueger, each an existing director, are “independent” in accordance with our Director Independence Policy.

During 2019, the Board held ten board meetings, including regularly scheduled and special meetings. During 2019, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board, the annual stockholders meeting and meetings of the committees of the Board on which they serve. Each of our incumbent directors attended our 2019 annual meeting of stockholders. Our independent directors meet in executive sessions without any management directors, and Mr. Reid, the independent Chairman of the Board, presided over these meetings during 2019.

Advance Resignation Policy

Under our Corporate Governance Guidelines, for uncontested director elections, as a condition to nomination by the Board of an incumbent director, such nominee must submit an irrevocable resignation to the Board. Any such nominee who receives a greater number of votes “withholding authority” for or “against” such nominee’s election than votes “for” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either “for” or “withhold authority” for or “against” such nominee’s election), and who remains on the Board as a holdover director, will have his or her irrevocable resignation considered by the Nominating and Corporate Governance Committee. Following the certification of the voting results in an uncontested election of directors, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to the treatment of any such nominee that did not receive the requisite majority vote, including whether to accept or reject any such tendered resignation. Thereafter, the Board will determine whether to accept the Nominating and Corporate Governance Committee’s recommendation. If such nominee’s resignation is accepted by the Board, then such director will immediately cease to be a member of the Board upon the date of such acceptance.

Director Independence Policy

The Board undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board with full information regarding the director’s business and other relationships with us in order to enable the Board to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:

•

a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

•

a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

•

a director (a) who is or whose immediate family member is a current partner of a firm that is our internal or external auditor, (b) who is a current employee of such a firm, (c) whose immediately family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) who is, or whose immediate family member was within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time, is not “independent”;

•

a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee, is not “independent”;

•

a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

•

a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years, received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

•

a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Compensation Committee must not have any relationship or affiliation with us that would materially affect the director’s ability to be independent from management as a Compensation Committee member and must otherwise be “independent” under our Director Independence Policy. Members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.

The terms “us,” “we” and “our” refer to Capital Senior Living Corporation and any direct or indirect subsidiary of Capital Senior Living Corporation, which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Committees

Committees of the Board include the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Audit Committee

The Audit Committee consists of Ms. Krueger (chair) and Messrs. Brooks, Grier and Levin, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement.

The Board has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board has adopted an amended and restated Audit Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Audit Committee:

•	oversees our financial reporting process and internal control system;

•	appoints, replaces, provides for compensation of and oversees our independent accountants;

•	provides an open avenue of communication among our independent accountants, senior management and the Board; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2019, the Audit Committee held four meetings, including regularly scheduled and special meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Brooks (chair), Hornbake (vice chair), Levin and Plochocki, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement. Ms. Lody served on the Nominating and Corporate Governance Committee during early fiscal 2019 until her appointment as President and CEO of the Company. The Board has adopted an amended and restated Nominating and Corporate Governance Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends director nominees to the Board;

•	develops, and recommends for Board’s approval, our Corporate Governance Guidelines;

•	reviews with management and assists and advises the Board with respect to resident care and services;

•	oversees the evaluation of the Board and management; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2019, the Nominating and Corporate Governance Committee held four meetings, including regularly scheduled and special meetings.

Compensation Committee

Composition, Charter and Meetings

The Compensation Committee consists of Messrs. Grier (chair) and Plochocki and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement. Ms. Lody served on the Compensation Committee during early fiscal 2019 until her appointment as President and CEO of the Company. The Board has adopted an amended and restated Compensation Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:

•

review and approve, on an annual basis, the corporate goals and objectives, and any amendments to those goals and objectives, relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;

•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board;

•

review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board for its approval; and

•	perform any other activities consistent with our Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board deems appropriate.

During 2019, the Compensation Committee held eight meetings, including regularly scheduled and special meetings.

Role and Responsibilities

The Compensation Committee is responsible for reviewing and approving the base salary increases (other than annual base salary increases contemplated by existing employment agreements) and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such executives and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee. In considering and determining our executive compensation program, the Compensation Committee primarily relies upon the following factors:

•

Peer Group Data. The Compensation Committee has consistently sought to structure our executive compensation program to provide amounts and forms of compensation to our executive officers that are generally commensurate with those paid to executive officers with comparable duties and responsibilities at companies that provide senior living and healthcare services and companies that have significant real estate ownership of residential or senior living communities that the Compensation Committee, in consultation with our independent compensation consultant and senior management, periodically determines to be the most directly comparable to the Company.

•

Third Party Industry Surveys and Compensation Consultants. As part of its ongoing efforts to provide independent oversight and review of our executive compensation programs, the Compensation Committee periodically reviews information compiled by third parties with respect to the executive compensation practices of other companies in our industry. The Compensation Committee reviews such information for purposes of obtaining a general understanding of current compensation practices of companies in our peer group and general industry. The information reviewed is part of a larger competitive analysis and does not mandate a particular decision regarding the compensation opportunities of our named executive officers. The Compensation Committee is also authorized to engage independent compensation consultants from time to time to review our executive compensation arrangements. See “—Role of Independent Compensation Consultant” below.

•

Other Factors. Other key factors beyond compensation market data also affect the Compensation Committee’s judgment with respect to our executive compensation program. These factors include our financial and stock performance, and the contribution of each executive officer relative to his or her individual responsibilities and capabilities, the individual’s experience in their role and tenure with the Company, internal alignment with the executive team and retention concerns, among other relevant factors.

•

Role of Management. The Compensation Committee has also relied in part upon the input and recommendations of our CEO when considering annual increases to base salaries for our other executive officers, the annual establishment of our Incentive Compensation Plan (which aligns with the Company’s business plan), and whether to grant long-term incentive awards to our other executive officers, and if so, in what forms and amounts. The Compensation Committee typically takes into account these recommendations from our CEO.

In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies and has retained independent compensation consultants to review the Company’s compensation arrangements for certain of its named executive officers and its independent directors.

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to review the Company’s 2019 compensation arrangements for certain of its executive officers and its independent directors, including an analysis of both the competitive market and the design of the compensation arrangements. Meridian also assisted the Compensation Committee with the ongoing design of the annual and long-term incentive program (including an evaluation of the compensation arrangements of both our self-selected peer group companies and a broader group of industry peer companies selected by Meridian) and with reviewing the annual risk assessment of our compensation policies and practices applicable to our executive officers and other employees. Meridian reported its findings to the Compensation Committee, but did not determine or recommend any amounts or levels of our executive compensation or director compensation for fiscal 2019, except that Meridian recommended, and the Compensation Committee approved, reducing the grant date value of the annual equity award to each of our non-employee directors from $125,000 to $75,000. The Compensation Committee made such change to director compensation for 2019 in order to more closely align the equity awards received by our directors with recent changes to the long-term incentive awards received by our executive officers and to limit the number of shares issuable pursuant to such awards in light of the Company’s then current stock price. The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating its consultants, Meridian reported directly to the Compensation Committee, and Meridian did not provide any other services to the Company during fiscal 2019.

The fees payable by the Company to Meridian for its services as of December 31, 2019 were approximately $152,168. The Compensation Committee evaluated the independence of Meridian and concluded that Meridian was independent and presented no conflict of interest.

Board of Directors’ Leadership Structure

In 2010, our Board separated the roles of Chairman of the Board and Chief Executive Officer by electing a non-executive, independent director as Chairman of the Board. Since 2016, Mr. Reid has served as non-executive Chairman of the Board. The separation of the roles was implemented to allow our Chief Executive Officer to continue to focus his or her efforts on the successful management of the Company while allowing our independent Chairman to focus his efforts on the continued development of a high-performing Board, including (1) ensuring the Board remains focused on the Company’s long-term strategic plans, (2) working with Company management to ensure the Board continues to receive timely and adequate information, (3) coordinating activities of the committees of the Board, and (4) ensuring effective stakeholder communications. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board of Directors’ Role in Risk Oversight

Our Company, like others, faces a variety of enterprise risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic reviews of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Nominating and Corporate Governance Committee is responsible under its charter for reviewing with management and assisting and advising the Board with respect to resident care and services. This risk management and risk assessment includes management compliance with regulatory requirements related to resident care and services and other related matters, including meeting the Company’s expectations for providing quality care and services to its residents.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through the Audit Committee’s discussions with the full Board and summary versions of the briefings provided by management and advisors to the Audit Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Director Nominations

The Nominating and Corporate Governance Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board. In addition, stockholders who would like to recommend a candidate for election to the Board may submit the recommendation to the chairman of the Nominating and Corporate Governance Committee, in care of David R. Brickman, our Senior Vice President, General Counsel and Secretary. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 15, 2020 for consideration by the Nominating and Corporate Governance Committee for the 2021 annual meeting of our stockholders.

Although the Nominating and Corporate Governance Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience.

The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board in order to be considered for nomination by the Nominating and Corporate Governance Committee. In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors that the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Corporate Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s viewpoints, professional experience, education and skill set. The Nominating and Corporate Governance Committee does not pay a fee to any third party for the identification of candidates, but it has paid fees in the past to third parties for background checks on candidates.

With respect to this year’s nominees for director, Ms. Lody, Dr. Hornbake and Mr. Levin currently serve as directors of the Company.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and corporate controller. A copy of this Code of Business Conduct and Ethics is available in the “Corporate Governance Documents” section of the “Investor Relations” section of our website at www.capitalsenior.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Anti-Hedging and Anti-Pledging Policies

As part of our Policy on Insider Trading, directors, officers and employees are prohibited from engaging in hedging transactions with respect to our securities. In addition, directors, officers and other employees are prohibited from holding our securities in a margin account and are also prohibited from pledging our securities as collateral for a loan unless such pledging has been disclosed to, and pre-approved by, the Board.

Website

Our Internet website, www.capitalsenior.com, contains an Investor Relations section, which provides links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee of the Board. These

documents are available in print, free of charge, to any stockholder who requests a copy as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this Proxy Statement and do not form any part of the materials for solicitation of proxies.

Communication with Directors

Correspondence from stockholders and other interested parties may be sent to our directors, including our non-management directors, individually or as a group, in care of Michael W. Reid, the independent Chairman of our Board, with a copy to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

All communications received as set forth above will be opened by the Chairman and Senior Vice President, General Counsel and Secretary for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

COMPENSATION OF EXECUTIVE OFFICERS

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this Proxy Statement. Although the rules allow the Company to provide less detail about its executive compensation program, the Compensation Committee remains committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. For additional information about the role and responsibilities of the Compensation Committee and independent compensation consultant retained by the Compensation Committee, please see “Board of Directors and Committees—Committees—Compensation Committee” above.

Our Executive Compensation and Governance Practices

We seek to maintain high standards with respect to the governance of executive compensation. Key features of our executive compensation policies and practices that aim to drive performance and align with stockholder interests are highlighted below:

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

✓  At-Risk Compensation: Our incentive-based compensation represents a significant portion of our executives’ compensation.

✓  Double Trigger Vesting: We provide for double-trigger cash severance and equity vesting for termination of employment following a change-of-control.

✓  Robust Stock Ownership Guidelines: We have Stock Ownership Guidelines for both executives and directors.

✓  Clawback Policy: Our named executive officers are subject to a robust recoupment policy that applies to cash and equity-based incentive compensation in the event the Company is required to restate its financial statements.

✓  Annual Review: We conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with stockholder interests, retains top talent, and discourages unnecessary risk taking by our executives.

✓  Caps on Incentive Payout: We cap incentive payouts for each named executive officer at a specified percentage of base pay for such officer.

×   No Guaranteed Increases: We do not guarantee salary increases or annual incentives for our named executive officers.

×   No Hedging: We prohibit the hedging of the Company’s stock by directors, officers, or employees of the Company.

×   No Pledging: We prohibit the pledging of the Company’s stock by directors and officers of the Company.

×   No Repricing Without Stockholder Approval: We do not reprice underwater stock options without stockholder approval.

×   No Discount Grants: We do not provide for grants of equity below fair market value.

×   No Excessive Perquisites or Special Benefits: Our named executive officers are only eligible to participant in benefit plans that are generally available to all of our employees.

×   No Excise Tax Gross-Ups: We do not provide any gross-up payments for so called “golden parachute” payments in the event of a change in control.

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

✓  Shareholder Engagement: We engage with our shareholders regarding their most-important compensation concerns, and, as described herein, implement practices to address such concerns.

✓  Independent Consultant: We use an independent compensation consultant retained by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management.

Prior Say on Pay Vote and Engagement with Stockholders

We provided our stockholders with a “say on pay” advisory vote in 2019 on our executive compensation pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. At our 2019 annual meeting of stockholders, our stockholders approved the compensation of our named executive officers, with approximately 74.2% of the votes cast for the approval of the “say on pay” advisory vote on executive compensation (assuming abstentions and broker non-votes do not constitute votes “cast”).

Following the 2019 advisory vote on executive compensation evaluation, our Board of Directors engaged with a number of our stockholders to understand their views on our corporate governance practices. After understanding their concerns that a classified board structure diminishes a board’s accountability to stockholders since stockholders are unable to express a view on each director’s performance by means of an annual vote, our Board unanimously approved, and recommended that our stockholders approve at this Annual Meeting, amendments to our Certificate of Incorporation to implement a path to declassify our Board over a three-year period.

Additionally, in evaluating our executive compensation programs the Compensation Committee considers the results of advisory votes on executive compensation along with the many other factors discussed in this “Compensation of Executive Officers” section, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, input received from our senior management, the analysis, reports and recommendations of the independent compensation consultant engaged by the Compensation Committee, and the Compensation Committee’s own judgment. Based on such evaluation and proactive engagement with our stockholders, the Compensation Committee has implemented many significant changes to our executive compensation program over the last couple of years, including:

•	Three-Year Cumulative Long-Term Incentive Award Program: Rather than setting three one-year goals for a three-year period, we now set three-year targets for performance share awards.

•

Double Trigger for Equity: We now have a double trigger for equity award vesting in the event of a change in control, meaning that with respect to awards that are assumed, substituted for or replaced in connection with a change in control, there would be no acceleration of vesting in the absence of a subsequent termination of employment.

•

Relative Total Shareholder Return Modifier: Beginning with our 2017 long-term incentive awards, the performance share award program includes an adjustment factor based on our relative total shareholder return as compared to the total shareholder return of a peer group of healthcare services companies.

•	Long-Term Incentive Mix: We changed the overall mix of long-term incentives to 60% performance-based restricted stock and 40% time-based restricted stock (from a historical 50%/50% mix).

•

Clawback: We adopted a Compensation Recovery Policy that applies to our Section 16 officers, which permits the Company to recover bonuses and other cash and equity-based incentive compensation in the event of a financial restatement.

•	Stock Ownership Guidelines: We adopted the following stock ownership guidelines:

•	Outside Directors: 3x Annual Retainer

•	CEO: 5x Base Salary

•	CFO & COO: 3x Base Salary

•	General Counsel: 2x Base Salary

•	SVP, Human Resources: 2x Base Salary

•	SVP, Chief Revenue Officer: 2x Base Salary

The changes noted above were the result of us engaging in dialogue with a significant number of our large stockholders over the last few years in order to reinforce our understanding of our stockholders’ views regarding our compensation programs. We remain committed to maintaining regular dialogue with our investors intended to:

•	Solicit their feedback on the executive compensation and governance-related matters.

•	Evaluate our compensation programs.

•	Report stockholders’ views directly to the Compensation Committee and the Board.

We will continue our stockholder outreach efforts in future years and the Compensation Committee will continue to discuss and take the feedback into consideration in future executive compensation decisions.

Alignment of CEO Pay With Performance

Our compensation programs are designed to attract and retain high-quality talent, reward executives for performance that successfully executes our long-term strategy and align compensation with the long-term interests of our stockholders. As a result, our executive compensation programs closely link pay to performance.

The chart below illustrates the alignment of realized pay and performance for our CEO during 2019. The equity awards reported in the Summary Compensation Table below reflect the grant date fair value of such awards and do not take into account subsequent changes in the per share price of our common stock share price, up or down. Therefore, the Summary Compensation Table does not reflect the compensation actually realized by our CEO. The recent decline in resident occupancies and rates in the long-term care industry, which began in 2015 and continued into 2019, has negatively impacted our stockholder returns and our CEO’s realized pay. This has continued into 2020 as a result of the recent outbreak of the novel coronavirus (COVID-19) and resulting market conditions. In addition, a significant portion of our CEO’s compensation for 2019 related to the sign-on cash award and employment inducement equity awards our CEO received in connection with her appointment as CEO in January 2019, which was, in part, intended to compensate our CEO for the significant compensation she forfeited with her previous employer as a result of joining the Company as its CEO. Furthermore, approximately 69.8% of the grant date fair value of Ms. Lody’s 2019 equity awards were performance-based for which Ms. Lody will only realize value to the extent the price of our common stock exceeds the exercise price of Ms. Lody’s stock options, which is $7.46 per share, and the stock price-based targets of Ms. Lody’s performance-based restricted shares are achieved.

•	Target compensation above is the sum of base salary, sign-on cash award, target annual cash performance bonuses, grant date value of long-term equity awards and all other compensation.

•

Realizable pay includes base salary, sign-on cash award, annual cash performance bonuses actually received, any in-the-money value of long-term equity awards granted in 2019 (based on the per share closing price of our common stock as of December 31, 2019) and all other compensation.

Peer Group Determination

As discussed under “Board of Directors and Committees—Committees—Compensation Committee” above, the Compensation Committee, in consultation with Meridian, annually establishes a group of peer companies as part of its ongoing effort to ensure that the compensation payable to our executive officers is generally commensurate with that paid to executive officers with comparable duties and responsibilities at companies directly comparable to the Company.

Peer group determinations are based on a number of factors, including:

•	stockholder feedback;

•	the real estate ownership of such companies;

•	the size of such companies and the complexity of their businesses;

•	the revenue and market capitalization of such companies;

•	whether such companies compete with us for talent;

•	the nature of the businesses of such companies;

•	the industries and regions in which such operate; and

•

the structure of the executive compensation programs of such companies (including the extent to such compensation programs provide for bonuses and other variable, performance-based compensation) and the information that is publicly available about such compensation programs.

Consistent with previous years, the competitive data was analyzed using two separate sources of market data: the publicly-disclosed compensation levels among the named executive officers of our peer group and general industry survey data sourced from the Equilar, Inc. Executive Compensation Survey. The purpose of providing these two versions of data was to provide the Compensation Committee with an understanding of market compensation levels for companies of similar size within the Company’s industry and also the broader general industry marketplace.

The peer companies used to benchmark compensation to help determine 2019 compensation levels are listed below:

Addus HomeCare Corporation	Healthcare Realty Trust Incorporated
Apartment Investment and Management Company	Independence Realty Trust, Inc.
Camden Property Trust	LTC Properties, Inc.
Diversicare Healthcare Services, Inc.	National Health Investors, Inc.
The Ensign Group, Inc.	National HealthCare Corporation
Equity LifeStyle Properties, Inc.	Omega Healthcare Investors, Inc.
Five Star Senior Living Inc.	Sabra Health Care REIT, Inc.

In late 2019, the Compensation Committee, in consultation with Meridian, approved changes to our peer group in order to better align such group with the Company’s revenue size and to reduce the weighting of real estate investment trusts. As such, the peer group used to help determine 2020 compensation is set forth below:

Addus HomeCare Corporation	Investors Real Estate Trust
CareTrust REIT, Inc.	LTC Properties, Inc.
Diversicare Healthcare Services, Inc.	National Health Investors, Inc.
The Ensign Group, Inc.	National HealthCare Corporation
Five Star Senior Living Inc.	Sabra Health Care REIT, Inc.
Independence Realty Trust, Inc.	U.S. Physical Therapy, Inc.

Components of Executive Compensation

The four primary components of our executive compensation program are designed to provide a target value for compensation that is competitive with our peers and will attract and retain the talented executives necessary to execute on the Company’s strategic plan.

Base Salary

Base salary represents the only fixed component of the four primary components of our executive compensation program and is intended to provide a baseline amount of annual compensation for our named executive officers. While base salary is a major component of compensation for salaried employees, it becomes a smaller component as a percentage of total pay for executives. In determining the base salary for our named executive officers, the Compensation Committee primarily relies upon peer group data, third party industry surveys and reports from any independent compensation consultant engaged by the Compensation Committee, other factors deemed relevant by the compensation consultant and input and recommendations from our CEO. Please see “Board of Directors and Committees—Committees—Compensation Committee” above for more information.

The following table shows the annualized base salaries of our named executive officers for fiscal 2019 and 2018. Ms. Lody did not receive any base salary from the Company prior to her appointment as its President and Chief Executive Officer in January 2019, and as such, no base salary information is provided for Ms. Lody for fiscal 2018. As previously announced by the Company, Mr. Hendrickson is resigning as the Company’s Executive Vice President and Chief Financial Officer, effective November 6, 2020, to pursue other career opportunities.

Executive	Principal Position	2019	2018
Kimberly S. Lody	President and Chief Executive Officer	$725,000	N/A
Carey P. Hendrickson	EVP and Chief Financial Officer	$441,632	$429,983
David R. Brickman	SVP, General Counsel and Secretary	$341,160	$334,471

Annual Incentive Plan

Annual cash performance incentives are awarded to our named executive officers under an incentive compensation plan, which we refer to as our “Incentive Compensation Plan.” The Incentive Compensation Plan is designed to reward our named executive officers for accomplishing our 2019 Business Plan and additional compensation is awarded for performance beyond our 2019 Business Plan.

The Incentive Compensation Plan represents the Compensation Committee’s determination that, although a substantial portion of the cash performance incentive opportunity for our named executive officers should be dependent upon measures that are reflective of our overall financial performance, the Incentive Compensation Plan should also reward the individual contributions of each eligible named executive officer for the achievement of elements of our business plan that are within such individual’s sphere of influence.

Under the Incentive Compensation Plan, cash performance incentives are targeted at a pre-determined percentage of each named executive officer’s base salary for such year. These percentages are established by the Compensation Committee based upon (i) its general review of publicly-available information with respect to similar programs offered by the companies in our peer group, (ii) each officer’s ability, by virtue of his or her position with us, to exert a significant influence over the factors upon which cash performance incentives under the Incentive Compensation Plan are contingent and (iii) Meridian’s market analysis and reports. The target percentages in 2019 were as follows: Ms. Lody (110%), Mr. Hendrickson (70%) and Mr. Brickman (50%).

In determining the corporate and individual performance metrics under our Incentive Compensation Plan, the Compensation Committee endeavors to use metrics that drive shareholder value creation and incentivize achieving the Company’s strategic plan. The Incentive Compensation Plan metrics and weightings for 2019 were as follows: Adjusted CFFO per share (30%), Same Store Facility Net Operating Income (30%), Adjusted EBITDAR (20%) and Individual Performance (20%).

Corporate Performance Goals

The table below shows the threshold, target and maximum cash bonus opportunities for our named executive officers under our Incentive Compensation Plan relating to corporate goals for 2019. Performance below threshold level results in no payout for the applicable performance metric. Payouts are capped at the maximum level for performance that exceeds maximum goals. Payouts for performance between threshold, target and maximum levels are interpolated.

Level	Performance as a Percent of Target Goal	Adjusted CFFO per share performance goal	Same store facility net operating income performance goal	Adjusted EBITDAR performance goal
Threshold Opportunity	95%	$0.63	$184,725,180	$129,411,850
Target Opportunity	100%	$0.66	$194,447,558	$136,223,000
Maximum Opportunity	105%	$0.69	$204,169,936	$143,034,150

The table below shows the Company’s actual results with respect the corporate goals for 2019 under our Incentive Compensation Plan and the corresponding payout factors, if any, relating to each corporate goal.

Corporate Metrics*	Achievement Amount	Payout Factor
Adjusted CFFO per Share	$0.33	0%
Same Store Facility Net Operating Income	$166,678,000	0%
Adjusted EBITDAR	$121,361,000	0%
Combined Payout for Corporate Goals		0%

*

Adjusted EBITDAR, Adjusted CFFO and Same Store Facility Net Operating Income are financial valuation and performance measures, none of which are calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Please refer to Appendix A to this Proxy Statement for important information concerning such non-GAAP financial measures, including the Company’s definitions of such measures and reconciliations of such measures to the most directly comparable GAAP measure.

Individual Performance Goals

The table below shows the individual goals for our named executive officers under our Incentive Compensation Plan for 2019 and the Compensation Committee’s determination as to whether the individual goals were achieved. Based upon each named executive officer’s achievement of his or her individual goals, the Compensation Committee had discretion to award between 0% and 150% of the target cash bonus attributable to individual goals to such named executive officer.

Executive	Individual Performance Goal	Weight	Achievement	Payout Factor
Kimberly S. Lody	Accurately forecast the Company’s monthly revenue(1)	6.7%	Maximum	10%

	Attain specific year-end cash balance(2)	6.7%	Exceeded target	7.6%

	Improve the operational performance of underperforming assets(3)	6.7%	No	0%

Carey P. Hendrickson	Accurately forecast the Company’s monthly revenue(1)	7.5%	Maximum	11.2%

	Attain specific year-end cash balance(2)	7.5%	Exceeded target	8.5%

	Improve the operational performance of underperforming assets(3)	5.0%	No	0%

David R. Brickman	Accurately forecast the Company’s monthly revenue(1)	5%	Maximum	7.5%

	Attain specific year-end cash balance(2)	5%	Exceeded target	5.7%

	Develop, implement and provide legal guidance on social media marketing platform(4)	5%	Maximum	7.5%

	Improve the operational performance of underperforming assets(3)	5%	No	0%

(1)

With respect to this individual performance goal, the threshold level of performance was subject to developing a tool to more accurately forecast the Company’s monthly revenue by June 30, 2019, which would result in a payout equal to 50% of the targeted amount. In the event that the Company’s actual monthly revenue was within 1.5% of the forecasted revenue for such month for at least four out of the six months during the six month period from July 1, 2019 until December 31, 2019, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that the Company’s actual monthly revenue was within 1.5% of the forecasted revenue for such month for all of the six months during the six month period from July 1, 2019 until December 31, 2019, then the maximum level of performance would be attained, which would result in a payout equal to 150% of the targeted amount. The Company’s actual monthly revenue was within 1.5% of the forecasted revenue for such month for each of the six months during the six month period from July 1, 2019 until December 31, 2019, and as result, the maximum level of performance was achieved for this performance goal.

(2)

With respect to this individual performance goal, the threshold level of performance was subject to the Company having a cash balance of at least $10 million as of December 31, 2019, which would result in a payout equal to 50% of the targeted amount. In the event that the Company’s cash balance was at least $20 million as of December 31, 2019, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that the Company’s cash balance was at least $35 million as of December 31, 2019, then the maximum level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. As the Company’s cash balance as of December 31, 2019 was approximately $24 million, the targeted level of performance was achieved for this performance goal, but the maximum level of performance was not achieved. As a result, the payout factor for this individual performance goal was prorated between 100% and 150% of the targeted amount based on actual performance for 2019.

(3)

With respect to this individual performance goal, the threshold level of performance was subject to improving certain of the Company’s underperforming communities by 15 communities, which would result in a payout equal to 50% of the targeted amount. In the event that certain of the Company’s underperforming communities were improved by 30 communities, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that certain of the Company’s underperforming communities were improved by 45 communities, then the maximum level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. The threshold level of performance was not achieved for this performance goal.

(4)

With respect to this individual performance goal, the threshold level of performance was subject to developing and implementing a pilot social media marketing program, including providing legal guidance on the structure of such program, by May 31, 2019, which would result in a payout equal to 50% of the targeted amount. In the event that a rollout plan for such social media marketing program was developed and approved, with such rollout plan occurring by July 15, 2019, then the targeted level of performance would be attained, which would result in a payout equal to 100% of the targeted amount. In the event that such social media marketing program was rolled out to all of the Company’s senior housing communities with at least 85% providing minimum weekly updates by December 31, 2019, then the maximum level of performance would be attained, which would result in a payout equal to 150% of the targeted amount. The maximum level of performance was achieved for this performance goal.

Incentive Compensation Plan Payouts for 2019

Based upon the foregoing, the table below summarizes the payouts earned by each of our named executive officers under our Incentive Compensation Plan for 2019.

Executive	Target	Plan Payout Factor	Plan Payout Amount(1)
Kimberly S. Lody	$797,500	N/A	N/A	(2)
Carey P. Hendrickson	$309,400	19.8%	$61,107
David R. Brickman	$170,581	20.7%	$35,253

(1)	The payout amounts differ slightly from the result of multiplying the targeted amounts by the plan payout factors in the table above due to rounding.
(2)

Pursuant to the terms of Ms. Lody’s employment agreement, Ms. Lody was entitled to receive an annual performance bonus for fiscal 2019 equal to at least 50% of the full targeted performance bonus. Accordingly, Ms. Lody received a cash performance bonus of $398,750 under our Incentive Compensation Plan for 2019 in lieu of the amount set forth in the table above. Beginning in fiscal 2020, Ms. Lody is eligible to receive an annual performance bonus under our Incentive Compensation Plan based on the achievement of Company and individual performance goals similar to our other eligible executive officers.

Long-Term Incentive Awards

Our primary long-term incentive compensation programs for our named executive officers are performance-based restricted stock awards (PSAs) and time-based restricted stock awards (RSAs). Since 2017, the Compensation Committee has used (i) a targeted mix that places greater weighting on PSAs and (ii) cumulative three-year performance periods instead of three annual performance periods, as it had done in prior years.

Vehicle	Weighting	Vesting	Performance Metrics
RSAs	40%	3-year ratable vesting	N/A
PSAs	60%	3-year cumulative performance measurement

•  Adjusted EBITDAR

•  Relative TSR Modifier vs. a Healthcare Services Group can modify the amounts earned by adjusted EBITDAR performance as follows, with linear interpolation between achievement levels:

•  25th Percentile = -25%

•  50th Percentile = 0%

•  75th Percentile = +25%

Messrs. Hendrickson and Brickman

In determining the amount and types of long-term incentive awards to be granted to Messrs. Hendrickson and Brickman for 2019, the Compensation Committee primarily relied upon the same factors described above for determining base salary, while also taking into consideration the competitive market, individual and company performance, retention concerns, and managing share use and stockholder dilution. In May 2019, the Compensation Committee, after taking into account the foregoing factors, with a particular emphasis on managing share use and stockholder dilution, granted Messrs. Hendrickson and Brickman shares of restricted stock in the amounts set forth in the table below.

Name	Targeted Value of Time-Based Restricted Stock	Number of Shares of Time-Based Restricted Stock	Targeted Value of Performance- Based Restricted Stock	Number of Shares of Performance- Based Restricted Stock
Carey P. Hendrickson	$155,341	41,314	$233,015	61,972
David R. Brickman	$85,081	22,628	$127,626	33,943

The following table shows the targeted value of the long-term incentive awards granted to Messrs. Hendrickson and Brickman in fiscal 2019 as compared to fiscal 2018, which illustrates the emphasis the Compensation Committee placed on managing share use and stockholder dilution when determining the 2019 long-term incentive awards granted to such individuals.

Name	2018 Targeted Value of Time-Based Restricted Stock	2019 Targeted Value of Time-Based Restricted Stock	2018 Targeted Value of Performance- Based Restricted Stock	2019 Targeted Value of Performance- Based Restricted Stock	Aggregate Increase (Decrease) in Targeted Value of Restricted Stock Awards
Carey P. Hendrickson	$347,199	$155,341	$520,804	$233,015	$(479,648)
David R. Brickman	$286,399	$85,081	$429,604	$127,626	$(503,296)

Ms. Lody

With respect to Ms. Lody, pursuant to the terms of her employment agreement with us, on January 7, 2019 Ms. Lody received the equity awards set forth in the table below. Pursuant to Ms. Lody’s employment agreement, beginning with fiscal year 2020, she will be eligible to receive equity awards under our annual equity incentive award program in effect for our other senior executives, as determined by the Compensation Committee.

Name	Targeted Value of Time-Based Restricted Stock	Number of Shares of Time-Based Restricted Stock	Targeted Value of Performance- Based Restricted Stock	Number of Shares of Performance- Based Restricted Stock	Targeted Value of Option to Purchase Shares of Common Stock	Number of Shares of Common Stock Subject to Stock Option(1)
Kimberly S. Lody	$549,205	73,620	$831,906	147,239	$438,772	147,239

(1)

Represents a non-qualified stock option to purchase 147,239 shares of our common stock with an exercise price of $7.46 per share ten-year term, which option is scheduled to vest in installments of 33%, 33% and 34% on the first, second, and third anniversaries of the grant date, respectively.

Fiscal 2020 Compensation Decisions

In response to the current economic conditions, the Compensation Committee made certain decisions related to executive compensation in the first quarter of fiscal 2020, which are summarized below. These actions are intended to directly incentivize our executive officers with respect to the performance of important operational and financial goals associated with the Company’s turnaround strategy, as well as to avoid the excessive share use, run rate and dilution that would occur by awarding equity-based long-term incentives at our current stock price. The Compensation Committee believes these actions will enable the Company to retain key talent and focus the Company’s management team on the execution on near-term critical initiatives that will, in turn, create shareholder value. Since these compensation actions relate to fiscal 2020 compensation, additional details will be disclosed in next year’s proxy filing.

On March 24, 2020, the Compensation Committee recommended that the Board approve, and the Board subsequently approved, a temporary suspension of equity awards to any director or officer of the Company. The Compensation Committee also determined that it will not increase the annual base salaries of the Company’s executive officers for fiscal 2020. In consideration of the foregoing, the Compensation Committee approved retention awards (the “Retention Awards”) to the Company’s named executive officers and certain other executive officers (each, a “Participant” and, collectively, the “Participants”) equal to 100% of the Participant’s current base salary. 50% of the Retention Award is subject to the Participant’s continued employment with the Company through September 15, 2020, and the remaining 50% of the Retention Award is subject to the Participant’s continued employment with the Company through March 15, 2021. If the Participant does not remain continuously employed with the Company through such dates, then the portion of the Retention Award subject to continuous employment as of such date will be forfeited, except that, if any Participant’s employment is terminated (i) by the Company without “Cause” (and other than due to the Participant’s death or “Disability”), or (ii) upon or following a “Change in Control” (each such term as defined in our 2019 Omnibus Stock and Incentive Plan), in each case, prior to March 15, 2021, then the full amount of the Retention Award will be paid to such Participant.

In addition, on March 24, 2020, the Compensation Committee approved a Management by Objective Incentive Plan for fiscal 2020 pursuant to which each Participant will have the opportunity to earn a cash performance bonus equal to 30% of such Participant’s targeted performance bonus for fiscal 2020 (the “MBO Incentive”). Pursuant to the terms of their respective employment agreements, the “targeted performance bonus” for the Company’s President and CEO, Executive Vice President and CFO, and Senior Vice President, Secretary and

General Counsel, who are the Company’s named executive officers, is equal to 110%, 70%, and 50%, respectively, of their annual base salary for fiscal 2020. The payment of the MBO Incentive is based on the Participant’s achievement of certain individual goals for fiscal 2020 that are within such Participant’s sphere of influence, as determined in the discretion of the Compensation Committee. Achievement of the threshold level of performance for each individual goal will result in 50% of the portion of MBO Incentive subject to such individual goal being earned by the Participant, and achievement of the maximum level of performance for each individual goal will result in 150% of the portion of the MBO Incentive subject to such individual goal being earned by the Participant, in each case, subject to the discretion of the Compensation Committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in 2019 and 2018, except that Ms. Lody was not one of our named executive officers for 2018, and accordingly, information with respect to Ms. Lody for such year is not provided.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Kimberly S. Lody,	2019	$714,310	—		$1,381,111	$438,772	$398,750	$1,007,250	$3,940,193
President and Chief Executive Officer

Carey P. Hendrickson,	2019	$438,746	$142,881	(4)	$388,355	—	$61,107	$5,888	$1,036,977
Executive Vice President and Chief Financial Officer	2018	$430,143	—		$868,003	—	—	$5,300	$1,303,446

David R. Brickman,	2019	$341,161	$110,375	(4)	$212,707	—	$35,253	$4,951	$704,447
Senior Vice President, General Counsel and Secretary	2018	$334,471	—		$716,004	—	—	$4,738	$1,055,213

(1)

Amounts reflect the grant date fair value of the respective equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), including, with respect to performance-based shares, the grant date fair value of the performance shares based on the probable outcome of the performance conditions as of the date of grant (rather than the maximum potential value of the award). Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on March 31, 2020. Please see “Compensation of Executive Officers—Components of Executive Compensation—Long-Term Incentive Awards” above for more information.

A portion of the amounts reflected under stock awards for fiscal 2019 for our named executive officers include the value of performance-based restricted stock awards (assuming target level performance), with values of $831,906 for Ms. Lody, $233,015 for Mr. Hendrickson and $127,626 for Mr. Brickman. The value of these performance-based restricted awards at the grant date assuming the highest level of performance was achieved is $1,660,789 for Ms. Lody, $436,903 for Mr. Hendrickson and $239,298 for Mr. Brickman.

(2)

Amounts reflect the cash performance incentive received by Ms. Lody and Messrs. Hendrickson and Brickman under our Incentive Compensation Plan for 2019. Please see “Compensation of Directors and Executive Officers—Components of Executive Compensation—Annual Incentive Plan” above for more information. The Compensation Committee applied negative discretion and did not approve bonuses for any of our named executive officers for 2018.

(3)

The amounts in this column reflect annual contributions or other allocations by us to our 401(k) plan with respect to our named executive officers. In addition, with respect to Ms. Lody, the amount includes the sign-on cash award Ms. Lody received in connection with her appointment as President and Chief Executive Officer, which was, in part, intended to compensate Ms. Lody for the significant compensation she forfeited with her previous employer as a result of joining the Company in such capacity.

(4)

These amounts represent retention awards earned by Messrs. Hendrickson and Brickman for fiscal 2019, which equal 33% of such named executive officer’s then-current base salary and were subject to the named executive officer’s continued employment with the Company through September 13, 2019. The retention awards also provided that Messrs. Hendrickson and Brickman will be entitled to receive the remaining 67% of such named executive officer’s then-current base salary if the named executive officer remains continuously employed by the Company through March 13, 2020.

Employment Agreements

Kimberly S. Lody

We entered into an employment agreement with Ms. Lody in January 2019. Pursuant to Ms. Lody’s employment agreement, Ms. Lody will serve as our President and Chief Executive Officer until December 31, 2021, unless terminated earlier pursuant to the termination provisions therein. The term of Ms. Lody’s employment will automatically renew for additional one-year periods in the event that we do not, or Ms. Lody does not, provide written notice to the other party of their intent not to renew such term at least 30 days prior to the expiration of the then-current term. Ms. Lody’s employment agreement provides that our Board of Directors will nominate Ms. Lody for reelection to the Board at the expiration of each term of office, and that Ms. Lody will serve as a member of our Board for each period for which she is so elected.

Pursuant to Ms. Lody’s employment agreement, she will receive an annual base salary of not less than $725,000 and will be eligible to receive an annual performance bonus targeted at 110% of Ms. Lody’s base salary; provided, that (i) for the year ending December 31, 2019, Ms. Lody was entitled to receive an annual performance bonus equal to at least 50% of the full targeted performance bonus, and (ii) Ms. Lody’s targeted performance bonus may be increased from time to time by our Board or the Compensation Committee. Under her employment agreement, Ms. Lody also received a sign-on cash award of $1,000,000 and the following equity awards: (i) a non-qualified stock option to purchase 147,239 shares of our common stock with a ten-year term, which option is scheduled to vest in installments of 33%, 33% and 34% on the first, second and third anniversaries of the grant date, respectively; (ii) 147,239 shares of performance-based restricted stock, the vesting of which is subject to the satisfaction of certain target performance conditions related to the trading price of our common stock during the three-year period following the grant date (with an additional 220,859 shares that are issuable upon the achievement of certain maximum target performance conditions related to the trading price of our common stock during the same period); and (iii) 73,620 shares of time-based restricted stock, which are scheduled to vest in installments of 33%, 33% and 34% on the first, second and third anniversaries of the grant date, respectively. Beginning with fiscal year 2020, Ms. Lody is eligible to receive equity awards under our annual equity incentive award program in effect for our other senior executives, as determined by the Compensation Committee. Ms. Lody is also eligible to participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs, if any, which we make available to our senior executives.

In the event that Ms. Lody’s employment is terminated due to death or disability, Ms. Lody will be entitled to receive (i) payment for all accrued but unpaid base salary as of the date of termination, (ii) reimbursement for reasonable and necessary business expenses incurred through the date of termination, (iii) any earned benefits under our employee benefit plans (collectively, the items in (i), (ii) and (iii) above, the “Lody Accrued Obligations”), and (iv) any unpaid annual incentive bonuses. In the event that Ms. Lody’s employment is terminated by us for “Cause” or by Ms. Lody without “Good Reason” (each such term as defined in Ms. Lody’s employment agreement), Ms. Lody will only be entitled to receive the Lody Accrued Obligations.

In the event that Ms. Lody’s employment is terminated by us without “Cause” or by Ms. Lody for “Good Reason,” in each case, prior to or more than 12 months following a “Change in Control” (each such term as defined in Ms. Lody’s employment agreement), Ms. Lody will be entitled to receive (i) the Lody Accrued Obligations, (ii) a separation allowance, payable in equal installments over an 18-month period, equal to 1.5 times the sum of Ms. Lody’s then base salary and then targeted performance bonus, (iii) any annual incentive bonuses earned but not yet paid, (iv) a pro-rated annual incentive bonus for the fiscal year in which employment termination occurs (based on actual performance achieved for such fiscal year), (v) medical, dental, disability and life insurance coverage until the earlier of 18 months after the date of termination or the date Ms. Lody becomes eligible to receive comparable benefits from another employer, and (vi) the accelerated vesting of a portion of any unvested equity award granted to Ms. Lody as an inducement award pursuant to her employment agreement (based on the number of shares that would have vested per the applicable award agreement as of the one year anniversary of the termination date had Ms. Lody remained continuously employed by us through such date).

In the event that Ms. Lody’s employment is terminated by us without “Cause” or by Ms. Lody for “Good Reason,” in each case, within 12 months following a “Change in Control” (each such term as defined in Ms. Lody’s Employment Agreement), Ms. Lody will be entitled to receive (i) the Lody Accrued Obligations, (ii) a lump sum separation allowance equal to 2.5 times the sum of Ms. Lody’s then base salary and then targeted performance bonus, (iii) any annual incentive bonuses earned but not yet paid, (iv) a pro-rated annual incentive bonus for the fiscal year in which employment termination occurs (based on actual performance achieved for such fiscal year), and (v) medical, dental, disability and life insurance coverage until the earlier of 24 months after the date of termination or the date Ms. Lody becomes eligible to receive comparable benefits from another employer.

Ms. Lody’s employment agreement also contains non-solicitation, non-competition and confidentiality covenants on behalf of Ms. Lody in favor of us.

Carey P. Hendrickson

We have entered into an employment agreement with Mr. Hendrickson pursuant to which he will serve as our Executive Vice President and Chief Financial Officer until terminated pursuant to the termination provisions therein. As previously announced by the Company, Mr. Hendrickson is resigning as the Company’s Executive Vice President and Chief Financial Officer, effective November 6, 2020, to pursue other career opportunities.

Pursuant to Mr. Hendrickson’s employment agreement, he will receive an annual base salary of not less than $442,000 and will be eligible to receive an annual performance bonus targeted at 70% of Mr. Hendrickson’s base salary; provided, that Mr. Hendrickson’s targeted performance bonus may be increased from time to time by our Board or the Compensation Committee. Mr. Hendrickson is also eligible to receive equity awards under our annual equity incentive award program in effect for our other senior executives, as determined by the Compensation Committee, and he is eligible to participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs, if any, which we make available to our senior executives.

In the event that Mr. Hendrickon’s employment is terminated due to death or disability, Mr. Hendrickson will be entitled to receive (i) payment for all accrued but unpaid base salary as of the date of termination, (ii) reimbursement for reasonable and necessary business expenses incurred through the date of termination, (iii) any earned benefits under our employee benefit plans (collectively, the items in (i), (ii) and (iii) above, the “Hendrickson Accrued Obligations”), and (iv) any unpaid annual incentive bonuses. In the event that Mr. Hendrickson’s employment is terminated by us for “Cause” or by Mr. Hendrickson without “Good Reason” (each such term as defined in Mr. Hendrickson’s employment agreement), Mr. Hendrickson will only be entitled to receive the Hendrickson Accrued Obligations.

In the event that Mr. Hendrickson’s employment is terminated by us without “Cause” or by Mr. Hendrickson for “Good Reason,” in each case, prior to or more than 12 months following a “Change in Control” (each such term as defined in Mr. Hendrickson’s employment agreement), Mr. Hendrickson will be entitled to receive (i) the Hendrickson Accrued Obligations, (ii) a separation allowance, payable in equal installments over an 18 month period, equal to 1.5 times the sum of Mr. Hendrickson’s then base salary and then targeted performance bonus, (iii) any annual incentive bonuses earned but not yet paid, (iv) a pro-rated annual incentive bonus for the fiscal year in which employment termination occurs (based on actual performance achieved for such fiscal year), (v) medical, dental, disability and life insurance coverage until the earlier of 18 months after the date of termination or the date Mr. Hendrickson becomes eligible to receive comparable benefits from another employer, and (vi) the accelerated vesting of a portion of any unvested equity award granted to Mr. Hendrickson pursuant to his employment agreement (based on the number of shares that would have vested per the applicable award agreement as of the one year anniversary of the termination date had Mr. Hendrickson remained continuously employed by us through such date).

In the event that Mr. Hendrickson’s employment is terminated by us without “Cause” or by Mr. Hendrickson for “Good Reason,” in each case, within 12 months following a “Change in Control” (each such term as defined in Mr. Hendrickson’s Employment Agreement), Mr. Hendrickson will be entitled to receive (i) the Hendrickson Accrued Obligations, (ii) a lump sum separation allowance equal to 2 times the sum of Mr. Hendrickson’s then base salary and then targeted performance bonus, (iii) any annual incentive bonuses earned but not yet paid, (iv) a pro-rated annual incentive bonus for the fiscal year in which employment termination occurs (based on actual performance achieved for such fiscal year), and (v) medical, dental, disability and life insurance coverage until the earlier of 18 months after the date of termination or the date Mr. Hendrickson becomes eligible to receive comparable benefits from another employer.

Mr. Hendrickson’s employment agreement also contains non-solicitation, non-competition and confidentiality covenants on behalf of Mr. Hendrickson in favor of us.

David R. Brickman

We entered into an employment agreement with Mr. Brickman in November 1996 (effective December 1996), which was subsequently amended in December 2000 and January 2003. Mr. Brickman’s employment agreement was for an initial term of three years and automatically extends for additional two-year terms on a consecutive basis.

Pursuant to Mr. Brickman’s employment agreement, he will receive an annual base salary of not less than $146,584, subject to annual adjustments, and Mr. Brickman is eligible to receive annual performance bonus as determined by the Compensation Committee. Mr. Brickman is also eligible to receive equity awards under our equity incentive award program in effect for our other senior executives, as determined by the Compensation Committee, and to participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs, if any, which we make available to our senior executives.

In the event that Mr. Brickman’s employment is terminated due to death or disability, by us other than “for cause,” or by Mr. Brickman for “good reason” (each such term as defined in Mr. Brickman’s employment agreement), Mr. Brickman will (1) be entitled to receive his base salary and annual bonus paid during the past 12 month period for two years from the date of the notice of termination, (2) retain all of his stock options that have vested, and (3) receive payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement. In the event that Mr. Brickman’s employment is terminated due to any other reason, then Mr. Brickman will be entitled to receive his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation and sick days.

Mr. Brickman’s employment agreement also contains non-solicitation, non-competition and confidentiality covenants on behalf of Mr. Brickman in favor of us.

Equity Compensation Arrangements

In addition to the employment agreements described above, our named executive officers are entitled to receive payments under the terms of our equity compensation plans and equity award agreements upon a “change in control” and the termination of the named executive officer’s employment due to death or disability.

2019 Omnibus Stock and Incentive Plan

In the event of a “change in control,” our 2019 Omnibus Stock and Incentive Plan provides for the following treatment of awards unless otherwise provided in an award agreement:

•

Unless converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, all awards will become fully exercisable, all forfeiture restrictions will lapse, and, following the consummation of such change in control, all such awards will terminate and cease to be outstanding.

•

The number or value of any performance-based award or other award that is based on performance criteria or performance goals that will become fully earned, vested, exercisable and free of forfeiture restrictions will not exceed the greater of (i) such number or value determined by the actual performance attained during the applicable performance period to the time of the change in control or (ii) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable performance period without regard to the change in control.

•

If awards are assumed or continued after a change in control, the Compensation Committee may provide that all or a portion of such awards will become fully exercisable and all forfeiture restrictions will lapse immediately upon the involuntary termination of the participant’s employment or service within a designated period (not to exceed 24 months) following the effective date of such change in control.

•

Upon a change in control, the Compensation Committee may cause any and all awards outstanding to terminate at a specific time in the future, and will give each participant the right to exercise such awards during a period of time as the Compensation Committee, in its sole and absolute discretion, will determine.

•

The portion of any incentive stock option accelerated in connection with a change in control will remain exercisable as an incentive stock option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option will be exercisable as a non-qualified stock option under the U.S. federal tax laws.

2007 Omnibus Stock and Incentive Plan

In the event of a “change in control,” our 2007 Omnibus Stock and Incentive Plan, as amended, provides for the following treatment of awards unless otherwise provided under the terms of an award or by the Compensation Committee prior to such transaction:

•

all outstanding awards (except performance awards which will be governed by their express terms) will become fully exercisable, nonforfeitable, or the restricted period will terminate, as the case may be; and

•

the Compensation Committee will have the right to cash out some or all outstanding non-qualified stock options, stock appreciation rights and shares of restricted stock on the basis of the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee (except that the cash out for stock appreciation rights related to incentive stock options will be based on transaction reported for the date on which the holder exercises the stock appreciation rights or, if applicable, the date on which the cash out occurs).

Time-Based Restricted Stock Award Agreements

When our named executive officers are awarded shares of restricted stock with time-based vesting provisions, each of them enters into a restricted stock award agreement with us. These restricted stock award agreements generally provide that, if the holder’s employment with us is terminated for any reason before the vesting date for the restricted shares, the restricted shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, except that all unvested shares will vest if the holder’s employment terminates on or after the first anniversary of the grant date due to the holder’s death or disability.

In the event of a change in control, shares of time-based restricted stock will not automatically vest; provided, however, that (i) if the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation of such award in connection with the change in control, then in the event that the holder’s employment is terminated (A) by us due to death, disability or retirement following the change in control, then the unvested portion of the award will immediately fully vest, or (B) by us other than for “Cause” or by the holder for “Good Reason,” in each case within one year following the change in control, the unvested portion of the award will immediately fully vest; or (ii) if the Compensation Committee has not made a provision for the substitution, assumption, exchange or other continuation of such award in connection with the change in control, the unvested portion of the award will fully vest immediately prior to the change in control.

Performance-Based Restricted Stock Award Agreements

When our named executive officers are awarded shares of performance-based restricted stock, each of them enters into a performance award agreement with us. These performance award agreements generally provide that, (1) if the holder’s employment with us is terminated for any reason before the vesting date for the performance shares, the performance shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, and (2) the holder’s right to receive the specified percentage of performance shares that do not vest as a result of our failure to achieve the applicable performance measures will be automatically terminated and permanently forfeited; provided, that any performance shares that have not been forfeited pursuant to clause (2) above, will vest in connection with the holder’s death or disability.

In the event of a change in control, immediately prior to such change in control, the targeted number of performance shares will convert into time-based restricted shares and will vest on the scheduled vesting date (without regard to achievement of any of the applicable performance measures) if the holder remains employed with us on such scheduled vesting date; provided, however, that (i) if the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation of the such award in connection with the change in control, then in the event that the holder’s employment is terminated (A) by us due to death or disability following the change in control, the unvested portion of the award will immediately fully vest, or (B) by us other than for “Cause,” or by the holder for “Good Reason,” in each case within one year following the change in control, the unvested portion of the award will immediately fully vest; or (ii) if the Compensation Committee has not made a provision for the substitution, assumption, exchange or other continuation of such award in connection with the change in control, the unvested portion of the award will fully vest immediately prior to the change in control.

2019 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to our named executive officers’ outstanding stock options and restricted stock awards as of December 31, 2019.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kimberly S. Lody	—	147,239	(a)	—	7.46	1/7/2029	—		—	—		—
	—	—		—	—	—	73,620	(b)	227,486	—		—
	—	—		—	—	—	—		—	147,239	(c)	454,969
Carey P. Hendrickson	—	—		—	—	—	41,314	(d)	127,660	—		—
	—	—		—	—	—	21,480	(e)	66,373	—		—
	—	—		—	—	—	8,696	(f)	26,871	—		—
	—	—		—	—	—	—		—	61,972	(g)	191,493
	—	—		—	—	—	—		—	48,089	(h)	148,595
	—	—		—	—	—	—		—	38,362	(i)	118,539
David R. Brickman	—	—		—	—	—	22,628	(d)	69,921	—		—
	—	—		—	—	—	17,719	(e)	54,752	—		—
	—	—		—	—	—	7,171	(f)	22,158	—		—
	—	—		—	—	—	—		—	33,943	(g)	104,884
	—	—		—	—	—	—		—	39,668	(h)	122,574
	—	—		—	—	—	—		—	31,634	(i)	97,749

(1)	Calculated by reference to the closing price for shares of our common stock on the NYSE on December 31, 2019, which was $3.09 per share.

(a)

Represents stock option to purchase 147,239 shares of common stock granted on January 7, 2019, which vests in installments of 33%, 33% and 34% on January 7, 2020, January 7, 2021 and January 7, 2022, respectively.

(b)	Represents shares of restricted stock granted on January 7, 2019, which vest in installments of 33%, 33% and 34% on January 7, 2020, January 7, 2021 and January 7, 2022, respectively.

(c)

Represents shares of restricted stock granted on January 7, 2020, which will vest upon the achievement of the target performance objective. Does not include an additional 220,859 shares that are issuable upon the achievement of the maximum performance objective.

(d)	Represents shares of restricted stock granted on May 14, 2019, which vest in installments of 33%, 33% and 34% on May 14, 2020, May 14, 2021 and May 14, 2022, respectively.

(e)

Represents the remaining shares of restricted stock (second and third tranches) granted on March 27, 2018, which vest in installments of 33%, 33% and 34% on March 27, 2019, March 27, 2020 and March 27, 2021, respectively.

(f)

Represents the remaining shares of restricted stock (third tranche) granted on March 28, 2017, which vest in installments of 33%, 33% and 34% on March 28, 2018, March 28, 2019 and March 28, 2020, respectively.

(g)

Represents shares of restricted stock granted on May 14, 2019, which vest subject to the satisfaction of certain performance conditions upon the third anniversary of the grant date (or such later date that the Compensation Committee certifies that such performance conditions have been satisfied).

(h)

Represents shares of restricted stock granted on March 27, 2018, which vest subject to the satisfaction of certain performance conditions upon the third anniversary of the grant date (or such later date that the Compensation Committee certifies that such performance conditions have been satisfied).

(i)

Represents shares of restricted stock granted on March 28, 2017, which vest subject to the satisfaction of certain performance conditions upon the third anniversary of the grant date (or such later date that the Compensation Committee certifies that such performance conditions have been satisfied).

2019 DIRECTOR COMPENSATION

The following table summarizes the compensation earned by our non-employee directors in 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Philip A. Brooks	$69,000	$75,001	—	—	$144,001
Ed A. Grier	$85,000	$75,001	—	—	$160,001
E. Rodney Hornbake	$68,000	$75,001	—	—	$143,001
Paul J. Isaac	$67,000	$75,001	—	—	$142,001
Jill M. Krueger	$99,000	$75,001	—	—	$174,001
Ross B. Levin	$61,000	$75,001	—	—	$136,001
Kimberly S. Lody(3)	$11,033	—	—	—	$11,033
Ronald M. Malone	$43,000	—	—	—	$43,000
Steven T. Plochocki	$30,500	$75,001	—	—	$105,501
Michael W. Reid	$120,000	$75,001	—	—	$195,001

During 2019, we did not maintain any pension or deferred compensation arrangements for our directors.

(1)

Represents an annual retainer fee and compensation for attendance at Board and committee meetings during 2019. See “—Compensation of Directors During 2019—Cash Compensation” below for more information.

(2)

Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718, and represents 19,947 shares of restricted stock granted pursuant to our 2019 Omnibus Stock and Incentive Plan on May 14, 2019, which vest in full on May 14, 2020; provided, however, that, in lieu of receiving such award, Messrs. Grier, Isaac and Levin each elected to receive 19,947 restricted stock units, with each unit representing the right to receive one share of our common stock, which also vest in full on May 14, 2020. These are the only shares of restricted stock and restricted stock units that were held by the non-employee directors and outstanding as of December 31, 2019.

(3)

Amounts reflect compensation Ms. Lody received for her services as a non-employee director during 2019 prior to becoming appointed as the Company’s President and CEO in January 2019. Please refer to the Summary Compensation Table above for the compensation received by Ms. Lody for her services as an executive officer during 2019.

Compensation of Directors During 2019

The key elements of the compensation payable to our non-employee directors are as follows:

Cash Compensation

For their services to us, our non-employee directors each received an annual retainer of $55,000 (in addition to the committee retainers and meeting fees discussed below) and were eligible to receive an additional $1,000 for each Board meeting they attended in excess of ten Board meetings per year. In addition, the independent Chairman of our Board (Mr. Reid), the Chairman of the Audit Committee (Ms. Krueger), the Chairman of the Nominating and Corporate Governance Committee (Mr. Brooks), the Vice Chairman of the Nominating and Corporate Governance Committee (Dr. Hornbake), and the Chairman of the Compensation Committee (Mr. Grier), each received an additional annual retainer of $50,000, $20,000, $10,000, $8,000 and $15,000, respectively, for serving as the Chairpersons or Vice Chairpersons, as applicable, of the Board or such committees in 2019. Our non-employee directors also each received $1,500 for each committee meeting they attended. For fiscal 2020 director compensation, the Board has replaced this per Board committee meeting fee with an annual retainer payable to each non-Chairperson and Vice Chairperson member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of $10,000, $7,500 and

$5,000, respectively. The Board and committee annual retainers are payable on a quarterly basis at the end of each quarter. Our non-employee directors were also reimbursed for their expenses in attending Board and committee meetings in 2019.

Additionally, during 2019, Messrs. Reid, Brooks and Levin each received $9,000 in meeting fees ($1,500 per meeting for six meetings convened during 2019) and retainer fees of $20,000 for their service on a Special Committee of the Board, which fees are payable at a later date.

Equity Compensation

For their services to us, our non-employee directors each receive an equity grant effective immediately following the Company’s annual meeting with a value of approximately $75,000 on the date of grant. Accordingly, on May 14, 2019, the Compensation Committee granted each of our non-employee directors (other than Mr. Malone who was not nominated for reelection as a director at the Company’s 2019 annual meeting) 19,947 shares of restricted stock pursuant to our 2019 Omnibus Stock and Incentive Plan, which vested in full on May 14, 2020; provided, however, that, in lieu of receiving such award, Messrs. Isaac and Levin each elected to receive 19,947 restricted stock units, with each unit representing the right to receive one share of our common stock, which also vested in full on May 14, 2020.

Recent Director Compensation Decisions

In response to current economic conditions, the Board has decided to defer the payment of all cash compensation to the Company’s non-employee directors, beginning November 1, 2019. In addition, in March 2020 the Board approved a temporary suspension of equity awards to the Company’s directors.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence and the compatibility of non-audit services with such independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2020.

Audit Committee

JILL M. KRUEGER, CHAIRPERSON

PHILIP A. BROOKS

ED A. GRIER

ROSS B. LEVIN

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy of the Board of Directors

The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, persons owning five percent or more of our outstanding common stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.

Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.

In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.

DELINQUENT SECTION 16(A) REPORTS

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of shares of our common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2019 were timely made, except that Dr. Hornbake made one late Form 4 filing on March 15, 2019 to reflect the purchase of 10,400 shares of our common stock on March 12, 2019.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee has appointed Ernst & Young LLP, independent auditors, to be our principal independent auditors and to audit our consolidated financial statements for the fiscal year ending December 31, 2020. Ernst & Young LLP has served as our independent registered public accounting firm since October 3, 2006.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate us to continue the services of such firm, the Board is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2020.

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by Ernst & Young LLP for fiscal years 2019 and 2018 were as follows:

Services Rendered	2019	2018
Audit fees(1)	$1,085,000	$1,037,000
Audit-Related fees(2)	98,500	23,000
Tax fees(3)	—	—
All other fees	—	—

Total	$1,183,500	$1,060,000

(1)

Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young LLP’s independence and has concluded that it is.

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee). The Audit Committee ensures that approval of non-audit services by the independent auditor are disclosed to investors in periodic reports filed with the SEC.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

We are submitting an Advisory Vote on Compensation to our stockholders. For more information about our executive compensation objectives and practices, please see “Compensation of Executive Officers” above.

The following key objectives are the cornerstone of our executive compensation program:

•	establish competitive target pay in line with those with whom we compete for executive-level talent;

•	retain talented individuals;

•	designs revolving around a strong link between executive pay and Company performance;

•	prudent risk taking by executives;

•	aligning our goals, efforts and results through a comprehensive executive compensation design, process and overall package; and

•	continually engaging stockholders in the overall process.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2019 business plan that was developed with our Board of Directors. These objectives help ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to approve, on an advisory basis, this Proposal 3.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO DECLASSIFY THE BOARD OF DIRECTORS

(PROPOSAL 4)

Overview

Our current Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides for a classified board of directors. The classified structure of our Board means that the Board is divided into three classes of directors (i.e., Class I, Class II and Class III), with the number of directors in each class being as nearly equal as possible, and approximately one-third of our directors are elected annually to serve a three-year term. In December 2019, the Board unanimously approved and declared advisable, and determined to recommend that our stockholders approve, amendments to the Fifth Article of our Certificate of Incorporation to implement a path to declassify the Board such that, if approved by our stockholders, we will hold annual elections of all directors beginning with the 2023 annual meeting of stockholders (the “Declassification Amendments”).

Description of the Declassification Amendments

The proposed Declassification Amendments will amend the Fifth Article of our Certificate of Incorporation to provide that our classified Board structure will be phased-out beginning at next year’s annual meeting such that all director nominees standing for election at or after the 2023 annual meeting of stockholders will be elected to hold office for a term of one year and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. It also will amend the Fifth Article of our Certificate of Incorporation to provide that directors elected at the 2020, 2021 and 2022 annual meetings of stockholders will hold office for a term of three, two and one years, respectively, in each case until his or her successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. As a result, the amendments to the Fifth Article of our Certificate of Incorporation would provide that all directors will stand for election annually beginning at the 2023 annual meeting of stockholders and thereafter.

The Declassification Amendments will also amend the Fifth Article of our Certificate of Incorporation so that directors elected to fill any newly created directorships resulting from any increase in the authorized number of directors or any vacancy on the Board, will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class, if any, to which they have been elected expires.

Under Delaware law, directors of companies that have a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise, and directors of companies that do not have a classified board may be removed with or without cause. The Fifth Article of our current Certificate of Incorporation provides that a director may be removed from office only for cause and upon the approval of holders of a majority of the securities of the Company then entitled to vote at an election of directors. The Declassification Amendments will amend such provisions to provide that a director may be removed from office with or without cause beginning at the 2023 annual meeting of stockholders (i.e., once our Board would no longer be classified).

This description of the proposed Declassification Amendments is only a summary of the proposed amendments to our Certificate of Incorporation in connection with declassifying our Board and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Fifth Article of our Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this Proxy Statement as Appendix B.

Reasons for the Declassification Amendments

The Board considered a number of factors when considering whether to adopt the Declassification Amendments or to continue to maintain the classified board structure. These factors included the views expressed to us during our proactive engagement with a number of our stockholders to understand their views on our corporate governance practices, the merits of classified and declassified board structures, corporate governance trends among other public companies, and the general views of institutional stockholders regarding board structures.

The Board also recognizes that stockholders may believe that a classified board structure diminishes a board’s accountability to stockholders since stockholders are unable to express a view on each director’s performance by means of an annual vote. Annual voting would allow stockholders to express their views on the individual performance of each director and on the entire Board more frequently than with the existing classified board structure. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

After careful consideration of the foregoing factors, the full Board ultimately determined that declassifying the Board is in the best interests of the Company and its stockholders and unanimously approved, and determined to recommend that our stockholders approve, the Declassification Amendments. The Board believes that the path to declassification strikes an appropriate balance of transitioning to annual accountability to stockholders of the full Board, while allowing our management team the continuity that comes with a phased declassification at the most critical stages of executing on our turnaround strategy.

If the proposed Declassification Amendments are approved by our stockholders, they will become effective upon filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the 2020 Annual Meeting. If the proposed Declassification Amendments are not approved by our stockholders, they will not be implemented, the Board’s current classified structure will continue in place, and our Certificate of Incorporation will continue in its current form.

Conforming Amendments to Bylaws

In connection with the Declassification Amendments, the Board has conditionally approved amendments to our Bylaws in order to conform our Bylaws to the changes that would be made to our Certificate of Incorporation by the Declassification Amendments if they are approved by our stockholders. Section 3.4 of our current Bylaws provides that any director may be removed only for cause and by the approval of holders of a majority of the shares then entitled to vote at an election of directors. If the Declassification Amendments are approved by our stockholders, Section 3.4 of our Bylaws will be amended to provide that a director may be removed from office with or without cause beginning at the 2023 annual meeting of stockholders (i.e., once our Board would no longer be classified). The Board is not seeking stockholder approval of these amendments to our Bylaws, but the effectiveness of such amendments is contingent upon our stockholders approving the Declassification Amendments.

Vote Required for Approval

Approval of the Declassification Amendments requires the affirmative vote of not less than two-thirds of the voting power of all issued and outstanding shares of our common stock entitled to vote. Abstentions and broker non-votes will have the same effect as voting against the Declassification Amendments.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Declassification Amendments.

APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO EFFECT THE REVERSE STOCK SPLIT

(PROPOSAL 5)

Overview

Our Board has unanimously approved, and is submitting for stockholder approval, the Reverse Stock Split Proposal, which consists of proposed amendments to our Certificate of Incorporation to effect, at the discretion of the Board, (i) a reverse stock split of our common stock at one of the following ratios: 1-for-10, 1-for-15 or 1-for-20 (the “Reverse Stock Split Ratios”), with the ultimate ratio to be determined by the Board in its sole discretion (the “Reverse Stock Split”); and (ii) a reduction of the number of authorized shares of our common stock in a corresponding proportion, subject to rounding up to the next whole number of shares (together, the “Reverse Stock Split Amendments”). If the Reverse Stock Split Proposal is approved by the Company’s stockholders, the Board will determine when, if at all, the Reverse Stock Split and the Reverse Stock Split Amendments will become effective, and each Reverse Stock Split Amendment that does not become effective automatically will be abandoned. We currently have 65,000,000 shares of common stock authorized under our Certificate of Incorporation. The table below shows the Reverse Stock Split Ratio and the number of authorized shares of common stock for each of the three alternative amendments, identified as Reverse Stock Split Amendments A, B and C:

Reverse Stock Split Amendment	Reverse Stock Split Ratio	Number of Authorized Shares of Common Stock Following the Reverse Stock Split Amendment
A	1-for-10	6,500,000
B	1-for-15	4,333,334
C	1-for-20	3,250,000

Description of the Reverse Stock Split Proposal

Pursuant to the General Corporation Law of the State of Delaware, the Reverse Split Amendments must be approved by our Board and submitted to our stockholders for approval.

The Board reserves the right to abandon the Reverse Stock Split, and corresponding proportionate reduction of authorized shares of common stock, by abandoning the Reverse Split Amendments, even if approved by the Company’s stockholders. By voting in favor of the Reverse Stock Split Proposal, you are also expressly authorizing the Board to determine not to proceed with, and to abandon, the Reverse Stock Split and the Reverse Stock Split Amendments in its sole discretion. In addition, by voting to approve the Reverse Stock Split Proposal, you are agreeing that, if a Reverse Stock Split Amendment becomes effective, each other Reverse Stock Split Amendment that does not become effective automatically will be abandoned.

The form of Reverse Stock Split Amendments are set forth in Appendix C to this Proxy Statement. For the convenience of our stockholders, Appendix C indicates in brackets, for each of Reverse Stock Split Amendments A, B and C, the Reverse Stock Split Ratio and the correspondingly decreased number of authorized shares of common stock. Only the version of the form that sets forth the Reverse Stock Split Amendment providing for the final Reverse Stock Split Ratio as determined by the Board (the “Final Reverse Stock Split Amendment”) will be filed with the Secretary of State of the State of Delaware and become effective (such time of effectiveness, the “Effective Time”). At the Effective Time, all other Reverse Stock Split Amendments automatically will be abandoned. By voting in favor of the approval and adoption of the Reverse Stock Split Amendments as set forth in form in Appendix C, you will also have approved and expressly authorized abandonment of each Reverse Stock Split Amendment, including the abandonment of alternative Reverse Stock Split Ratios, that will occur upon the filing of the Final Reverse Stock Split Amendment.

The Reverse Stock Split Proposal will effect a reverse stock split of our common stock at one of the Reverse Stock Split Ratios, with the ultimate ratio to be determined by the Board in its sole discretion. We believe that the availability of the range of Reverse Stock Split Ratios will provide the Company with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining which Reverse Stock Split Ratio to implement, if any, following the receipt of stockholder approval, the Board may consider, among other things:

•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	which Reverse Stock Split Ratio would result in the greatest overall reduction in our administrative costs; and

•	prevailing general market and economic conditions.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split would result in any holder of our common stock receiving fractional shares. The Company will not issue any fractional shares. Stockholders who would otherwise hold fractional shares as a result of the Reverse Stock Split will receive a cash payment from our transfer agent in lieu of the issuance of any such fractional share, as described below under “Fractional Shares.” The Reverse Stock Split will not impact the market value of the Company as a whole, although the market value of the Company’s common stock may move up or down once the Reverse Stock Split is effective.

The actual number of shares of common stock outstanding after giving effect to the Reverse Stock Split will depend on the Reverse Stock Split Ratio that is ultimately determined by the Board. The table below illustrates the possible Reverse Stock Split Ratios, together with the implied number of outstanding shares of our common stock resulting from the Reverse Stock Split in accordance with such ratio, based on 31,904,966 shares of our common stock outstanding as of September 30, 2020.

Reverse Stock Split Amendment	Reverse Stock Split Ratio	Implied Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split
A	1-for-10	3,190,496
B	1-for-15	2,126,997
C	1-for-20	1,595,248

We do not expect the Reverse Stock Split itself to have any economic effect on our stockholders or holders of options or restricted stock, except to the extent the Reverse Stock Split will result in cash payments in lieu of the creation of fractional shares.

This description of the proposed Reverse Stock Split Amendments is only a summary of the proposed amendments to our Certificate of Incorporation to effect the Reverse Stock Split and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Fourth Article of our Certificate of Incorporation, as proposed to be amended by each of the Reverse Stock Split Amendments, a copy of which is attached to this Proxy Statement as Appendix C.

Reasons for the Reverse Stock Split and the Reverse Stock Split Amendment

The Board believes that it is in the best interest of the Company’s stockholders to effect the Reverse Stock Split in order to increase the per share trading price of our common stock. Our common stock is currently quoted on NYSE under the symbol “CSU.” On April 10, 2020, the Company received notice from the NYSE that the Company was no longer in compliance with NYSE continued listing standards set forth in Section 802.01B (the “Minimum Market Capitalization Standard”) and Section 802.01C (the “Minimum Stock Price Standard”) of the NYSE’s Listed Company Manual due to the fact that (i) the Company’s average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its stockholders’ equity was less than $50 million, and (ii) the average closing price of the Company’s common stock was less than $1.00 over a consecutive 30 trading-day period. If we are unable to regain compliance with such continued listing requirements within the time periods prescribed by the NYSE’s rules, our common stock will be delisted. Due to recent market conditions, the NYSE temporarily tolled the applicable cure periods for complying with the Minimum Market Capitalization Standard and the Minimum Stock Price Standard, through and including June 30, 2020, and as such, the NYSE has informed the Company that it has until December 19, 2021 to regain compliance with the Minimum Market Capitalization Statement and until December 19, 2020 to regain compliance with the Minimum Stock Price Standard. We can regain compliance with the Minimum Stock Price Standard at any time during the cure period if, on the last trading day of any calendar month during the cure period or on the last trading day of the cure period, we have (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30-trading-day period ending on such date. Alternatively, we can regain compliance with the Minimum Stock Price Condition if the Reverse Stock Split Amendments are approved by the Company’s shareholders at the Annual Meeting, the Company implements the Reverse Stock Split promptly after the Annual Meeting, and the Company’s stock price promptly exceeds $1.00 per share and remains above $1.00 per share for at least the next 30 trading days thereafter. The Board has determined that it is in the best interests of the Company and its stockholders to maintain the listing of the Company’s common stock on the NYSE. We may not be able to meet the $1.00 average closing share price criteria of the NYSE unless we effect the Reverse Stock Split. The Board recommends approval of the Reverse Stock Split Proposal so that the Reverse Stock Split may be implemented to the extent necessary to maintain the NYSE listing of our common stock.

We believe that the Reverse Stock Split, by increasing our stock price, will make our common stock more attractive to a broader range of institutional and other investors. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current trading prices of our common stock can result in individual stockholders paying transaction costs that are a higher percentage of the value of the transaction than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split, when effected, will make our common stock a more attractive and cost-effective investment for many investors.

Delaware General Corporation Law does not require a reduction in the total number of authorized shares of our common stock at the time of the Reverse Stock Split. As a matter of good governance, the Board has determined to implement a pro rata reduction in the total number of authorized shares of common stock at the time of the Reverse Stock Split. Accordingly, if the Company’s stockholders adopt and approve the proposed Reverse Stock Split Proposal and the Reverse Stock Split is implemented, the authorized number of shares of our common stock also will be reduced by a corresponding ratio.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per-share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if implemented, will result in the intended benefits, that the the market price of our common stock will increase following the implementation of the Reverse Stock Split, that the market price of our common stock will not decrease in the future or that we will resume and/or remain in compliance with the NYSE continued listing criteria. Additionally, we cannot assure you that the market price of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split, if completed, may be lower than the total market capitalization than before the Reverse Stock Split, including for reasons unrelated to the Reverse Stock Split. that the market price of our common stock will not decrease in the future or that that we will continue to meet the NYSE continued listing criteria.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that will be outstanding after the Reverse Stock Split, particularly if the per-share trading price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the Reverse Stock Split may not achieve the desired result of increasing the marketability of our common stock.

For additional risks related to our business and an investment in our common stock, please see “Item 1A: Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, as amended and supplemented by our Current Report on Form 8-K filed on May 8, 2020, our Quarterly Reports on Form 10-Q and our other filings with the SEC.

Principal Effects of the Proposed Reverse Stock Split

If the Reverse Stock Split is approved and implemented, the principal effects will be to proportionately decrease the number of outstanding shares of our common stock based on the applicable Reverse Stock Split Ratio determined by the Board and contemporaneously reduce the number of authorized shares of our common stock by a corresponding proportion, subject to rounding up to the next whole number of shares, based upon the Reverse Stock Split Ratio to be determined by the Board.

Proportionate voting rights and other rights of the holders of our common stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the Reverse Stock Split will continue to hold 2% of the voting power of the outstanding shares of our common stock after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent any are cashed out in lieu of creating fractional shares).

The principal effects of the Reverse Stock Split are expected to be:

•	shares of common stock would be combined based on the Reverse Stock Split Ratio determined by the Board;

•	the total number of outstanding shares of common stock would be decreased based on the Reverse Stock Split Ratio determined by the Board;

•	the total number of authorized shares of common stock would be decreased based on the Reverse Stock Split Ratio determined by the Board;

•

the per-share exercise price of any outstanding stock options would be increased proportionately, the per-share stock price goal for the performance shares with stock price-based vesting conditions would be increased proportionately, and the number of shares issuable under outstanding stock options, restricted stock units, restricted stock awards, performance shares and all other outstanding equity-based awards would be reduced proportionately; and

•

the number of shares of common stock authorized for future issuance under our 2019 Omnibus Stock and Incentive Plan would be proportionately reduced and other similar adjustments will be made under the 2019 Omnibus Stock and Incentive Plan to reflect the Reverse Stock Split.

If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE. Following the Reverse Stock Split, our common stock will continue to be listed on the NYSE under the symbol “CSU.” After the effective date of the Reverse Stock Split, our common stock will have a new committee on uniform securities identification procedures (or CUSIP) number, which is a number used to identify our common stock.

Effectiveness of the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing and effectiveness (i.e., the Effective Time) of the applicable Reverse Stock Split Amendment with the Secretary of State of the State of Delaware. It is expected that such filing would take place promptly following the Annual Meeting in accordance with the NYSE’s rules in the event the Board later determines that it is in the best interests of the Company and its stockholders to effect the Reverse Stock Split. The exact timing of the filing of the amendment, however, will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to the filing of the applicable Reverse Split Amendment with the Secretary of State of the State of Delaware, the Board, in its sole discretion, determines that it is no longer in the Company’s best interest or the best interest of our stockholders to proceed with the Reverse Stock Split.

Effect on Par Value

The proposed Reverse Split Amendment will not affect the par value of our common stock, which will remain at $0.01 per share. As a result, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the Reverse Stock Split Ratio. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, will be credited with the amount by which the stated capital is reduced. In the aggregate, our stockholders’ equity will remain unchanged.

No Effect on Preferred Stock

Pursuant to our Certificate of Incorporation, our authorized capital stock includes 15,000,000 shares of preferred stock, par value $0.01 per share. Currently, there are no issued and outstanding shares of preferred stock. The Reverse Split Amendments would not impact the total authorized number of shares of preferred stock or the par value of the preferred stock.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Fractional Shares

No fractional shares of common stock will be issued in connection with the Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, the Company will pay cash equal to such fraction multiplied by the closing price per share of the common stock as reported on the NYSE as of the date of the Effective Time. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

After the Reverse Stock Split, a stockholder will have no further interest in the Company with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

If you believe that you may not hold sufficient shares of our common stock at the time the Reverse Stock Split is implemented to receive at least one share in the Reverse Stock Split and you want to continue to hold our common stock after the Reverse Stock Split, you may do so by either: (i) purchasing a sufficient number of shares of our common stock; or (ii) if you have shares of our common stock in more than one account, consolidating your accounts; in each case, so that you hold a number of shares of our common stock in your account prior to the Reverse Stock Split that would entitle you to receive at least one share of common stock in the Reverse Stock Split. Shares of our common stock held in registered form and shares of our common stock held in “street name” (that is, through a bank, broker or other nominee) for the same stockholder will be considered held in separate accounts and will not be aggregated when effecting the Reverse Stock Split.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Stock Split, we intend to treat stockholders holding shares of our common stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders whose shares of common stock are registered in their names with our transfer agent. Although banks, brokers and other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our common stock in “street name,” these organizations may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our common stock in “street name,” and if you have any questions in this regard, we encourage you to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Stockholders

If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our common stock in registered book-entry form or your cash payment in lieu of any fractional interest, if applicable. If you are entitled to post-Reverse Stock Split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our common stock you hold. If you are entitled to a payment in lieu of any fractional interest, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you will warrant that you owned the shares of our common stock for which you received a cash payment. See “—Fractional Shares” above for additional information.

Effect on Registered Certificated Shares

Some registered stockholders hold their shares of our common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our common stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-Reverse Stock Split shares of our common stock for a statement of holding, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-Reverse Stock Split shares of our common stock, your post-Reverse Stock Split shares of our common stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-Reverse Stock Split shares of our common stock you own in book-entry form. The Company will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-Reverse Stock Split ownership interest. Transactions involving share certificates may incur additional charges.

Beginning at the Effective Time, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of whole numbers of post-Reverse Stock Split shares. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “—Fractional Shares.” STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights

Stockholders will not have dissenters’ or appraisal rights under Delaware corporate law or under our Certificate of Incorporation in connection with the proposed Reverse Stock Split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below) of pre-Reverse Stock Split shares of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury regulations promulgated thereunder, and U.S. administrative rulings and court decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect and differing interpretations. Any change in such authorities or interpretations may cause the U.S. federal income tax consequences of the Reverse Stock Split to vary substantially from the consequences summarized below. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Reverse Stock Split to the Company or the Company’s stockholders. This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse stock split may not be the same for all stockholders.

This summary does not discuss all the tax considerations that may be relevant to our stockholders in light of their particular circumstances, nor does it address the tax consequences to our stockholders that are subject to special tax rules or treatment under the IRC (including, for example, certain former citizens or long-term residents of the United States, banks, financial institutions, insurance companies, regulated investment companies, small business investment companies, real estate investment trusts, mutual funds, personal holding companies, holders other than U.S. holders (as defined below), pass thru-entities such as partnerships and investors in such entities, brokers or dealers and tax-exempt organizations, holders who have a functional currency other than the U.S. dollar, holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction, holders who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options, the vesting of previously restricted shares of stock or otherwise as compensation). In addition, this summary does not address the U.S. federal income tax consequences to those holders of our common stock who do not hold such common stock as a “capital asset,” as defined in Section 1221 of the IRC. Finally, this summary does not address any U.S. federal taxes other than U.S. federal income tax, and does not discuss any state, local or non-U.S. tax consequences. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds shares of the Company’s common stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor regarding the tax consequences of the Reverse Stock Split. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the IRC) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

We believe that the Reverse Stock Split will constitute a recapitalization under Section 368(a)(1)(E) of the IRC. Accordingly, the Company should not recognize taxable income, gain or loss in connection with the Reverse Stock Split. In addition, we do not expect the Reverse Stock Split to affect our ability to utilize net operating loss carryforwards.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a U.S. holder upon the exchange of pre-Reverse Stock Split shares of our common stock for post-Reverse Stock Split shares of our common stock. The aggregate tax basis of the post-Reverse Stock Split shares of our common stock should be the same as the aggregate tax basis of the pre-Reverse Stock Split shares of our common stock exchanged in the Reverse Stock Split, reduced by any amount allocable to a fractional share for which cash is received. A U.S. holder’s holding period in the post-Reverse Stock Split shares of our common stock should include the period during which the U.S. holder held the pre-Reverse Stock Split shares of our common stock exchanged in the Reverse Stock Split.

In general, the receipt of cash by a U.S. holder instead of a fractional share should result in a taxable gain or loss to such U.S. holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder should equal the difference between the amount of cash received by such U.S. holder and the portion of the basis of the pre-Reverse Stock Split shares of our common stock allocable to such fractional share. The gain or loss recognized should generally constitute capital gain or loss and, if so, should constitute long-term capital gain or loss if the U.S. holder’s holding period is greater than one year as of the effective time of the Reverse Stock Split.

Generally, the excess of capital losses over capital gains may be offset against ordinary income of an individual taxpayer, subject to an annual deduction limitation of $3,000. Although non-corporate taxpayers may not carry back unused capital losses, such losses generally may be carried forward to succeeding tax years indefinitely. Capital losses of a corporate taxpayer may be offset only against capital gains, but unused capital losses may be carried back three years (subject to certain limitations) and carried forward five years.

U.S. holders of pre-Reverse Stock Split shares of our common stock comprised of different lots of shares with different tax bases should consult their own tax advisors to determine the appropriate basis allocation to their post-Reverse Stock Split shares, including fractional shares in lieu of which they receive cash.

Each stockholder who is to receive cash in lieu of fractional shares in the Reverse Stock Split will be required to furnish the stockholder’s social security number or taxpayer identification number. Failure to provide this information may result in backup withholding.

THE FOREGOING IS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Interests of Certain Persons in The Reverse Stock Split Proposal

Certain of our officers and directors have an interest in the Reverse Stock Split Proposal as a result of their ownership of shares of our common stock. However, we do not believe that our officers or directors have interests in the Reverse Stock Split Proposal that are different from or greater than those of any of our other stockholders.

Vote Required for Approval

Approval of the Reverse Stock Split requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote. Abstentions will have the same effect as voting against the Reverse Stock Split Proposal, and we do not expect any broker non-votes for this proposal.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Reverse Stock Split Amendments.

OTHER BUSINESS

(PROPOSAL 6)

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the proxy will vote the proxy in their discretion as they may deem appropriate, unless directed by the proxy to do otherwise.

GENERAL

The cost of any solicitation of proxies will be borne exclusively by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the Annual Meeting for a fee of $8,500. The cost of such solicitation will be borne exclusively by us.

By Order of the Board of Directors

Michael W. Reid Chairman of the Board	Kimberly S. Lody President and Chief Executive Officer

November 3, 2020

Dallas, Texas

APPENDIX A

Certain Information With Respect to Non-GAAP Financial Measures Used in This Proxy Statement

In the attached Proxy Statement, the Company utilizes certain financial valuation and performance measures of operating performance, such as Adjusted CFFO, Same Store Facility Net Operating Income and Adjusted EBITDAR, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDAR, Adjusted CFFO and Same Store Facility Net Operating Income are financial valuation and performance measures, none of which are calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is defined as income from operations before provision for income taxes, interest, depreciation and amortization (including non-cash charges), facility lease expense, non-cash compensation expense, provision for bad debts, and certain unusual expenditures that are considered non-operating in nature. This metric is adjusted for any communities undergoing significant repositioning as well as for acquisitions and dispositions of communities approved by the Board. Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

Adjusted CFFO is defined as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities and recurring capital expenditures, as well as certain unusual expenditures that are considered non-operating in nature. This metric is adjusted for any communities undergoing significant repositioning as well as for acquisitions and dispositions of communities approved by the Board.

Same Store Facility Net Operating Income is calculated as resident revenue less property level operating expenses and adds back certain unusual expenditures that are considered non-operating in nature as well as certain non-controllable expenses from a facility perspective: bad debt, real estate property taxes, cost of insurance premiums, casualty losses and health insurance cost. In addition, there is no management fee included in the operating expenses. This metric is adjusted for any communities undergoing significant repositioning as well as for acquisitions and dispositions of communities approved by the Board.

The Company believes Adjusted CFFO and Same Store Facility Net Operating Income are useful performance measures in identifying trends in day-to-day operations because it excludes the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Same store results are important points of analysis when evaluating performance as it provides an indication of the effectiveness of management producing growth in operations from existing assets. Adjusted CFFO and Same Store Facility Net Operating Income provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and is used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review the following reconciliation of net loss to Adjusted EBITDAR, reconciliation of income from operations to Same Store Facility Net Operating Income, and the reconciliation of net loss to Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2020.

A-1

CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)
Fiscal Year Ended December 31, 2019
Adjusted EBITDAR
Net loss	$(36,030)
Depreciation and amortization expense	64,190
Stock-based compensation expense	2,509
Facility lease expense	57,022
Provision for bad debts	3,765
Interest income	(221)
Interest expense	49,802
Write-off of deferred loan costs and prepayment premiums	4,746
Long-lived asset impairment	3,004
Gain on disposition of assets, net	(36,528)
Other income	(7)
Provision for income taxes	448
Casualty losses	2,868
Transaction and conversion costs	2,657
Employee placement and separation costs	3,073
Employee benefit reserve adjustments	(100)
Communities excluded due to repositioning/lease-up	163

Adjusted EBITDAR	$121,361

Same-Store Facility NOI
Loss from operations	$(14,689)
Depreciation and amortization expense	64,190
General and administrative expenses	27,518
Stock-based compensation expense	2,509
Facility lease expense	57,021
Provision for bad debts	3,765
Property and other taxes	21,387
Property insurance	4,889
Employee health insurance benefits	10,343
Loss on facility lease termination	0
Communities excluded due to repositioning/lease-up	(10,255)

Same-store facility NOI	$166,678

Adjusted CFFO
Net loss	$(36,030)
Non-cash charges, net	39,516
Operating lease payment adjustment to normalize lease commitments	(910)
Recurring capital expenditures	(4,581)
Casualty losses	2,868
Transaction and conversion costs	2,674
Employee placement and separation costs	3,073
Employee benefit reserve adjustments	(100)
Communities excluded due to repositioning/lease-up	1,623

Adjusted CFFO	$8,133

Diluted shares outstanding	30,263
Adjusted CFFO per share (as reported)	$0.27
New lease accounting standard adjustment	$0.06
Adjusted CFFO per share (as adjusted for new lease accounting standard)	$0.33

A-2

APPENDIX B

TEXT OF DECLASSIFICATION AMENDMENTS

If the proposed Declassification Amendments (Proposal 4) are approved by our stockholders, Paragraph B of the Fifth Article of the Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“B. Director Election

Until the election of directors at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”), the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, unless otherwise determined by the Board of Directors. The class of directors elected at or prior to the 2020 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. The class of directors elected at the 2021 annual meeting of stockholders shall be elected for a two-year term expiring at the 2023 Annual Meeting. The class of directors elected at the 2022 annual meeting of stockholders shall be elected for a one-year term expiring at the 2023 Annual Meeting. At the 2023 Annual Meeting and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders and the directors shall no longer be designated in classes. Prior to the 2023 Annual Meeting, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Directors need not be stockholders. Except as otherwise provided in the Bylaws or this FIFTH Article, the directors shall be elected at the annual meeting of the stockholders, and each director elected shall hold office until the annual meeting of stockholders at which that director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification, or removal.”

If the proposed Declassification Amendments (Proposal 4) are approved by our stockholders, Paragraph C of the Fifth Article of the Certificate of Incorporation would be amended to insert “, if any,” between the words “class” and “to” to read as follows (new text underlined):

“C. Vacancies

Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class, if any, to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.”

If the proposed Declassification Amendments (Proposal 4) are approved by our stockholders, Paragraph D of the Fifth Article of the Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“D. Removal

Any director or the whole Board of Directors may be removed from office at any time with the affirmative vote of the holders of a majority of the voting power of the securities of the Corporation then entitled to vote at an election of directors: (i) but, until the 2023 Annual Meeting, only for cause, and (ii) beginning at the 2023 Annual Meeting, with or without cause.”

B-1

APPENDIX C

TEXT OF REVERSE STOCK SPLIT AMENDMENTS

If the Reverse Stock Split Proposal (Proposal 5) is approved by our stockholders, and the Board determines in its sole discretion to effect the Reverse Stock Split, the first paragraph of the Fourth Article of the Certificate of Incorporation would be amended and restated in its entirety to read as follows, with the applicable number of authorized shares of common stock set forth in Amendment A, Amendment B or Amendment C to be included based upon the Board’s determination of the Reverse Stock Split Ratio that will be used:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is [Amendment A: 6,500,000, Amendment B: 4,333,334 or Amendment C: 3,250,000] shares of common stock, at a par value of $0.01 per share (“Common Stock”), and 15,000,000 shares of preferred stock, at a par value of $0.01 per share (“Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, each [Amendment A: ten (10), Amendment B: fifteen (15) or Amendment C: twenty (20)] shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the New York Stock Exchange as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) or book-entry then outstanding representing shares of Common Stock, shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate or book-entry shall have been combined, subject to the elimination of fractional share interests as described above.”

C-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

A	Proposals – The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, 5 and 6.

1.  Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders of the Company to be held in 2023, or until their respective successors are duly qualified and elected.

+
01 - Kimberly S. Lody 02 - E. Rodney Hornbake 03 - Ross B. Levin

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2020.	☐	☐	☐

This proxy will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as indicated below:

“FOR” the election of each of the nominees for director (Proposal 1) and “FOR” Proposals 2, 3, 4, 5 and 6.

	For	Against	Abstain
3. Proposal to approve the Company’s executive compensation.	☐	☐	☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

	For	Against	Abstain
4. Proposal to approve amendments to the Company’s Certificate of Incorporation to declassify the Company’s Board of Directors.	☐	☐	☐

5.  Proposal to approve amendments to the Company’s Certificate of Incorporation to effect, at the discretion of the Company’s Board of Directors, (i) a reverse stock split of the Company’s common stock at one of the following ratios: 1-for-10, 1-for-15 or 1-for-20, with the ultimate ratio to be determined by the Company’s Board of Directors in its sole discretion; and (ii) a reduction of the number of authorized shares of the Company’s common stock in a corresponding proportion, subject to rounding up to the next whole number of shares.

	For ☐	Against ☐	Abstain ☐
6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	For ☐	Against ☐	Abstain ☐

∎	+

03BVTB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – CAPITAL SENIOR LIVING CORPORATION	+

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brandon M. Ribar and David R. Brickman, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all the shares of the common stock of Capital Senior Living Corporation (the “Company”), held of record by the undersigned on October 27, 2020, at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Office, Third Floor Conference Room, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 on December 9, 2020 at 9:00 AM Central Time, and any postponement(s) or adjournment(s) thereof.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH FOR THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be marked, dated and signed, on the other side)

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box.

/ /

C	Non-Voting Items

Change of Address – Please print new address below.                                                                  Comments – Please print your comments below.

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